UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NEW JERSEY MINING COMPANY
(Exact name of registrant as specified in its charter)

Idaho	82-0490295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 N. Third Street, Coeur d’Alene, ID	83814
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act: None

None	N/A
Title of each class to be registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock; No Par Value	N/A
Title of each class to be registered	Name of each exchange on which each class is to be registered

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

TABLE OF CONTENTS

Item 1.  Business.

Item 1A.  Risk Factors.

Item 2.  Financial Information.

Item 3.  Properties.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Item 5. Directors and Executive Officers

Item 6. Executive Compensation

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Item 8. Legal Proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Item 10. Recent Sales of Unregistered Securities.

Item 11. Description of Registrant’s Securities to be Registered.

Item 12. Indemnification of Directors and Officers.

Item 13. Financial Statements and Supplementary Data.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Item 15. Financial Statements and Exhibits.

SIGNATURES

GLOSSARY

Ag- Silver

Au- Gold

Alluvial- Adjectivally used to identify minerals deposited over time by moving water.

Argillites- Metamorphic rock containing clay minerals.

Arsenopyrite- An iron-arsenic sulfide. Common constituent of gold mineralization.

Ball Mill- A large rotating cylinder usually filled to about 45% of its total volume with steel grinding balls. The mill rotates and crushed rock is fed into one end and discharged through the other. The rock is pulverized into small particles by the cascading and grinding action of the balls.

Bedrock- Solid rock underlying overburden.

Cu- Copper

CIL- A standard gold recovery process involving the leaching with cyanide in agitated tanks with activated carbon. CIL means “carbon-in-leach”.

Crosscut- A nominally horizontal tunnel, generally driven at right angles to the strike of a vein.

Dip- Angle made by an inclined surface with the horizontal, measured perpendicular to strike.

Deposit- A mineral deposit is a mineralized body which has been intersected by sufficient closely-spaced drill holes or underground sampling to support sufficient tonnage and average grade(s) of metal(s) to warrant further exploration or development activities.

Development Stage- As defined by the SEC- includes all issuers engaged in the preparation of an established commercially mineable deposit (reserves) for its extraction which are not in the production stage.

Drift- A horizontal mine opening driven on the vein. Driving is a term used to describe the excavation of a tunnel.

Exploration Stage- As defined by the SEC –includes all issuers engaged in the search for mineral deposits (reserves) which are not in either the development or production stage.

Fault- A fracture in the earth’s crust accompanied by a displacement of one side of the fracture with respect to the other and in a direction parallel to the fracture.

Flotation- A physiochemical process for the separation of finely divided solids from one another. Separation of these (dissimilar) discrete solids from each other is affected by the selective attachment of the particle surface to gas bubbles.

GPT- Grams per metric tonne.

Galena- A lead sulfide mineral. The most important lead mineral in the Coeur d’Alene Mining District.

Grade- A term used to assign the concentration of metals per unit weight of ore. An example- ounces of gold per short ton of ore (opt). One troy ounce per short ton is 34.28 parts per million or 34.28 grams per metric tonne.

Junior Mining Sector – A term used to describe the market for smaller scale mining companies.

Mill- A general term used to denote a mineral processing plant.

Mineralization- The presence of minerals in a specific area or geologic formation.

Net Smelter Royalty- A royalty, usually paid to a mineral claim owner that is a percentage of the proceeds from the sale of metal-bearing concentrate or metal to a smelter or refinery. Also known as an NSR, the cost of smelting, refining, and transport to the smelter is deducted before the royalty is applied. However, the cost of mining and milling is not deducted. Typical net smelter royalty rates are from 1% to 5%.

Ore- A mineral or aggregate of minerals which can be mined and treated as a profit. A large quantity of ore which is surrounded by waste or sub-ore material is called an orebody.

Patented Claim- A mineral claim where the title has been obtained from the U.S. federal government through the patent process of the 1872 Mining Law. The owner of the patented claim is granted title to the surface and mineral rights.

Pillar – An area of ore left to support the overlying strata or hanging-wall in a mine.

Production Stage- As defined by the SEC- includes all issuers engaged in the exploitation of a mineral deposit (reserve).

Pyrite- An iron sulfide. A common mineral associated with gold mineralization.

Quartz- Crystalline silica (SiO2). An important rock-forming and gangue material in gold veins.

Quartzites- Metamorphic rock containing quartz.

Raise- An underground opening driven upward, generally on the vein.

Ramp- An underground opening usually driven downward, but not always, to provide access to an orebody for rubber-tired equipment such as loaders and trucks. Typically ramps are inclined at about a 15% grade.

Reserves- That part of a mineral deposit which could be economically and legally extracted or produced as the time of the reserve determination. Reserves are subcategorized as either proven (measured) reserves, for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, and grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling, and measurement are spaced so closely and geologic character is so well defined that size, shape, depth and mineral content are well-established; or probable (indicated) reserves, for which quantity and grade and/or quality are computed from information similar to that use for proven (measured) reserves, yet the sites for inspection, sampling and measurement are farther apart.

Shoot – A body of ore, usually of elongated form, extending downward or upward in a vein.

Stope- An underground void created by the mining of ore.

Strike- The bearing or azimuth of the line created by the intersection of a horizontal plane with an inclined rock strata, vein or body.

Tellurium- Relatively rare chemical element found with gold and silver with can form minerals known as tellurides.

Tetrahedrite- Sulfosalt mineral containing copper, antimony, and silver.

Tonne- metric ton which equals 1,000 kilograms or 1.1023 U.S. short tons.

Vein- A zone or body of mineralized rock lying within boundaries separating it from neighboring wall rock. A mineralized zone having a more or less regular development in length, width and depth to give it a tabular form and commonly inclined at a considerable angle to the horizontal.

Unpatented Claim- A mineral claim staked on United States Public Domain (USPD) that is open for mineral entry. Unpatented lode claims can be no more than 1,500 feet long by 600 feet wide. The claimant owns the mineral rights, but does not own the surface which is USPD. An exploration or mining on the claim must first be submitted in a plan of operations (POO) for approval to the appropriate federal land management entity.

Wallrock- Usually barren rock surrounding a vein.

“Forward Looking” Statements

This Form 10 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. These "forward-looking statements involve risks and uncertainties, principally in the sections entitled “Business,” “Financial Information” and “Properties.” All statements other than statements of historical fact contained in this Form 10, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors in this Registration Statement, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. New risks emerge from time to time and it is not possible for us to predict all risks, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Registration Statement. You should be aware that the occurrence of the events described in this Registration Statement could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Registration Statement to conform our statements to actual results or changed expectations.

Item 1.  Business.

BUSINESS DEVELOPMENT

Form and year of organization

New Jersey Mining Company (“the Company” or “NJMC”) was incorporated under the laws of the State of Idaho on July 18, 1996 (Ex. 3.0). The Company completed its organization on December 31, 1996, when all of the assets and liabilities of the New Jersey Joint Venture a partnership, were acquired by the Company in a share exchange transaction. The New Jersey Joint Venture had been formed in 1994 for the purpose of developing the New Jersey mine. The mine is located east of Kellogg, Idaho in the Coeur d’Alene Mining District.

Any bankruptcy, receivership or similar proceeding

There has not been any bankruptcy, receivership, or similar proceeding.

Any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business

There have been no material reclassifications, mergers, consolidations, purchases, or sales not in the ordinary course of business for the past three years.

BUSINESS OF THE COMPANY

Business Description

The Company was incorporated in Idaho in 1996 and the assets of the New Jersey Joint Venture (NJJV) were acquired by New Jersey Mining Company (the “Company”). New Jersey Mining Co. is a mining and milling company, focused primarily on providing contract milling services to mines in need of milling of their ore at our New Jersey mill facility. In addition, the Company is exploring and evaluating its own properties for small-scale production. During 2013 the Company’s exploration activities were confined to the Golden Chest mine where it mined an exploratory raise on the Popcorn vein producing 200 tonnes of material. Additionally, the Company drilled two surface exploration core holes for a total of 488 meters on the northern part of the Golden Chest property, and Juniper Resources, LLC of Boise, Idaho drilled 20 holes for a total of 2,564 meters at the Golden Chest to further define the Skookum Shoot. No exploration activity took place in 2013 at the remaining properties held by the Company. Also, the Company processed 865 tonnes in the fourth quarter of 2013 on a custom-milling basis for a customer with a mine located in central Idaho about 280 miles from the New Jersey mill.

Recent Business Development

On May 16, 2013 the Company filed a Form 15 with the U.S. Securities & Exchange Commission terminating its registration and reporting requirements. The Company first registered its securities in January 2000 and maintained its registration and reporting status until filing the Form 15. In September 2013 the Company underwent a change in management. The new management team decided to re-register the Company’s common stock.

During 2013, the Company's exploration activity was very limited due to the lack of available financing for junior mining companies. The remaining ore from a Crescent mine stockpile of 2,968 tonnes was milled. A stockpile from the Golden Chest mine was milled along with about 200 tonnes from an exploration raise on the Popcorn vein. The total tonnage milled from the Golden Chest was 1,682 tonnes at an average grade of 2.46 gpt Au and gold recovery in the floatation circuit was 91% as indicated by sampling. On September 3, 2013 a Mining Lease (Ex. 10.2) was executed with Juniper Resources, LLC of Boise, Idaho for a portion of the Golden Chest mine known as the Skookum Shoot which covers about 400 meters of strike-length along the Idaho fault. Juniper completed 2,564 meters of drilling in 20 holes with the goal of defining the Skookum Shoot.

In September 2013, the Company’s management changed as Fred Brackebusch resigned as President, Treasurer and Director of the Company. Additionally, Ivan Linscott, Katherine Sims, and William Rust resigned as Directors of the Company. Tina Brackebusch resigned as corporate Secretary as well. The newly appointed management team consisted of Delbert Steiner as Chief Executive Officer and Chairman of the Board, John Swallow as President and member of the Board and Grant Brackebusch as Vice President and member of the Board. In the fall 2013, the Company completed a private placement selling 22,000,000 units, each unit comprised of one share common stock and one half warrant, for a total of $1,100,000 being raised before paying a 10% brokerage fee to Pennaluna & Co, a FINRA licensed brokerage firm.

The year ended with the Company acquiring Idaho Champion Resources, LLC (“ICR”) in a share exchange transaction (Ex. 10.3). Idaho Champion Resources holds the Rupp mining lease (Ex. 10.7) which is a long term mining lease on a sizeable tract of land between Lucille and Riggins, Idaho. ICR also holds a 12-month option to purchase the McKinley mine (Ex. 10.6) near Lucille, Idaho which consists of four patented mining claims covering approximately 62 acres. The Company exchanged 5,000,000 shares of common stock at a valuation of $.05/share for 100% of the membership units of ICR, valuing the transaction at $250,000.

Additionally, the Company terminated its agreement with Revett Metals Associates related to the Niagara project and gave notice of withdrawal and terminated its agreement with Revett Metals Associates on the Copper Camp Project in November, 2013.

Principal products or services and their markets

New Jersey Mining Co. is a mining and milling company, focused primarily on providing contract milling services to regional mines within a radius of about 150 air-miles that are in need of milling of their ore at our New Jersey mill facility. The New Jersey mill is a 360 tonne per day single-circuit flotation plant with a permitted concentrate leaching circuit. In addition, the Company is exploring and evaluating its own properties for small-scale production. As a contract milling service provider, our principal product is the milling or concentrating service provided by our mill. We generally produce a precious metal-bearing concentrate for sale to a smelter or refiner for the customer’s benefit and invoice the customer for a unit price per tonne of ore milled.

We also plan to seek out joint venture partners to finance mineral exploration and ore production on our portfolio of mineral properties

 The Company’s portfolio of mineral properties includes the New Jersey mine, the Golden Chest mine, the McKinley mine, the Toboggan project, the Giant Ledge project, and the Silver Button project.

Exploration and development activities in 2014 are expected to be limited to the Golden Chest and McKinley mines. No exploration activity took place in 2013 at the following properties held by the Company: the New Jersey mine, the McKinley mine, the Toboggan project, the Giant Ledge project, and the Silver Button project.

We are seeking joint venture partners for the following projects: the Toboggan, the Giant Ledge and the Silver Button. Presently, there are no exploration activities on these properties.

Distribution methods of the products or services

The Company modified its business strategy in 2013. The new strategy focuses on taking advantage of excess capacity at the New Jersey Mill and generating cash flow by processing ore. We will focus on obtaining ore from small scale, high-grade, near-production properties in the region surrounding the mill, not necessarily the Coeur d’Alene mining district but within a 150 air-mile radius of the New Jersey Mill. Custom milling agreements may vary, but typically the party that is producing the ore is responsible for the cost of shipping the ore to the New Jersey mill. We plan to use our milling capacity to earn an interest in some of these properties or perform custom milling services for a fee.

The base of the Company and the focus of management is centered on the New Jersey Mill. The New Jersey Mill was expanded with planned mill feed coming from the nearby Crescent Silver Mine, owned by United Silver. United Silver had challenges with the economic viability of the Crescent over the last couple of years, which lead to reduced cash flow. Additionally, United Silver recently filed for receivership and the mine has since been on care and maintenance. It is now owned by Crescent Silver LLC, an entity controlled by the main creditor of United Silver. The Company does not anticipate the Crescent Mine will be providing ore to the New Jersey Mill in the foreseeable future.

Typically a mill is associated with a nearby mine and constructed to mainly process ore from that mine, with some overage or excess capacity available for smaller amounts of ore sometimes available to outside mines. Companies that are focused exclusively on exploration typically do not have the means to produce and/or mill ore–whether for their own account or for others.

New Jersey Mining Co. is a mining and milling company, focused primarily on providing contract milling services to mines in need of milling of their ore. In addition, the Company is evaluating its own properties for small-scale production, as ownership of a mill greatly enhances the potential return on properties under our control.

Status of any publicly announced new product or service

Not applicable

Competitive business conditions and competitive position in the industry and methods of competition

The Company competes on several different fronts within the mining industry both from a milling perspective and an exploration/production perspective. The Company competes with other junior mining companies for the capital necessary to sustain its exploration and development programs, however control of the New Jersey Mill sets the Company apart from other companies strictly focused on exploration and raising capital. The cash flow potential of the New Jersey Mill provides a base for the Company and is the main focus of management.

Recently, the Company has been successful in completing two joint ventures, one at the Golden Chest mine and the other to expand the throughput capacity of its New Jersey mill (Ex. 10.1). The Company also competes with other mining companies for exploration properties such as for gold and silver properties in the Coeur d’Alene mining district, however the New Jersey Mill does allow the Company a competitive advantage in the evaluation of potential projects.

A large number of companies within our industry do not have direct use of a mill and must evaluate potential properties from a different economic viewpoint. Our position differs from those that would need to build a mill to process their ore, or would likely have to contract with the Company for processing their ore at the mill. For instance, late in 2013, a small exploration company shipped 865 tonnes of ore to the New Jersey Mill to help with the evaluation of their property. This client hauled ore about 280 miles from their property to our mill. In addition to this customer, there are other potential customers located within a 150 air-mile radius of our mill that have indicated interest in our contract milling services.

The Company anticipates the mill running at full capacity by late fall 2014 with ore being shipped by our joint venture partner developing the Skookum portion of the Golden Chest Mine. It was anticipated that the development work at the Golden Chest would have been commenced earlier in 2014, however this has been delayed. The Company has been informed that development at the Golden Chest will begin in June, 2014, with ore shipped to the mill in October, 2014. Given the uncertainty of timing, the Company did not actively seek long-term customers for the mill, as our joint venture partner is anticipating 12-18 months of production, at full capacity.

In more general terms, we are also subject to the risks inherent to the mining industry. The primary risk of mineral exploration is the low probability of finding an economically viable deposit of ore. We will attempt to mitigate this risk by focusing our efforts in areas already known to host deposits, and also by acquiring properties we believe will have the geologic and technical merits to host economic mineralization. Another significant risk is the price of metals such as gold and silver. If the prices of these metals were to fall substantially, it would, most likely, lead to a loss of investor interest in the mineral exploration sector which would make it more difficult to raise capital.

Sources and availability of raw materials and the names of principal suppliers

The Company has a portfolio of mineral properties including: the Golden Chest mine, the New Jersey mine and several other exploration prospects capable of providing raw materials to the mill, However, the Golden Chest is expected to provide most of the raw material for the mill for the next 18 months (see Properties).

Dependence on one or a few major customers

The Company is the manager of the New Jersey Mill Joint Venture which processes both silver and gold ores through a 360 tonne per day flotation plant. The Company also provides custom milling and engineering services to third party customers as well as its joint venture partners.

The Companies current customer base is limited to bulk testing of about 1,000 tonne bulk samples that can be processed in a short time frame. No additional customers will be sought at this time. This limitation is based on the lease of the Golden Chest property and the Lessees intent to put the Skookum Shoot, an ore shoot on the property, into production with underground work starting in the summer of 2014. The project will utilize 100% of the Company's mill capacity for at least 18 months. The company will not have excess milling capacity prior to the second quarter of 2016 consequently no other near term customers will be required. The ongoing capacity utilization at the mill will be revisited in a timely fashion to maximize the mill use in the future.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

The Company has a number of royalty provisions in place with regard to mineral leases.

There is a royalty provision associated with our Toboggan project's 39 unpatented Little Baldy claims leased to Hecla Silver Valley, Inc (Ex 10.8). The lease began on September 12, 2012 and was amended on May 6, 2014. The lease has a 20-year term and calls for the following annual payments to the Company: $10,000 from 2014 to 2016; $15,000 from 2017 to 2019; $20,000 for 2020, and $48,000 thereafter. A work commitment of $200,000 by September 2017 is required of Hecla with increasing work commitments thereafter. Should gold production be realized from the leased claims, a 2% net smelter return royalty is due NJMC.

Need for any government approval of principal products or services.

Our business is subject to extensive federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, the use of toxic substances, environmental regulations, mine safety and other matters. The Company is subject to potential risks and liabilities occurring as a result of mineral exploration and production. Insurance against environmental risk (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the Company (or to other companies in the minerals industry) at a reasonable price. To the extent that the Company becomes subject to environmental liabilities, the satisfaction of any such liabilities would reduce funds otherwise available to the Company and could have a material adverse effect on the Company. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

All operating and exploration plans have been made in consideration of existing governmental regulations. Regulations that most affect operations are related to surface water quality and access to public lands. An approved plan of operations (POO) and a financial bond are usually required before exploration or mining activities can be conducted on public land that is administered by the United States Bureau of Land Management (BLM) or United States Forest Service (USFS).

Effect of existing or probable government regulations on the business

The New Jersey mine and the Golden Chest properties are part of the expanded Bunker Hill Superfund Site. Current plans for expanded cleanup do not include any of our mines properties. There is no known evidence that previous operations at the New Jersey mine prior to 1910 caused any groundwater or stream pollution or discharged any tailings into the South Fork of the Coeur d'Alene River; however, such evidence could be uncovered. The nature of the risk would probably be to clean up or cover old mine tailings that may have washed downstream from upstream mining operations. We are not aware of any mineral processing tailings deposits at the Golden Chest mine. However, at least two old adits have small water discharges. The Company could conceivably be required to conduct cleanup operations at its own expense, however, the Environmental Protection Agency’s (EPA) Record of Decision for the Bunker Hill Mining and Metallurgical Complex Operating Unit 3 does not include any cleanup activities at the Company’s mines. Recently, the EPA has proposed a new cleanup plan that greatly increases the number of historic mine sites to be reclaimed, however, the plan has not been approved. NJMC has not received any notifications that it could be liable for any environmental cleanup.

Estimate of the amount spent during each of the last two fiscal years on research and development

During the years ended December 31, 2013 and 2012, the Company spent $173,794 and $1,046, respectively, on exploration activities.

Costs and effects of compliance with environmental laws (federal, state and local)

No major Federal permits are required for the Golden Chest and New Jersey mines because the operations are on private land and there are no process discharges to surface waters. However, any exploration program conducted by the Company on unpatented mining claims, usually administered by the BLM or USFS, requires a Plan of Operation (“POO”) to be submitted. Our exploration programs on public land can be delayed for significant periods of time (one to two years) because of the slow permitting process applied by the USFS. We believe the USFS permitting delays are caused by insufficient manpower, complicated regulations, misplaced priorities, and sympathy for environmental groups who oppose all mining projects. The Company does have an approved POO by the USFS for the Toboggan Project, however the Company must post an $82,000 bond for it to become effective and the Company has not posted the bond to date.

The Company is also subject to the rules of the U.S. Department of Labor, Mine Safety and Health Administration (MSHA) for the New Jersey and Golden Chest operations. When an underground mine or mill is operating, MSHA performs a series of regular quarterly inspections to verify compliance with mine safety laws, and can assess financial penalties for violations of MSHA regulations. A typical mine citation order for a violation that is deemed by MSHA as not significant or substantial is about $200.

The New Jersey mine has two important State of Idaho permits. We have an Idaho Cyanidation Permit and a reclamation plan for surface mining operations. No permit is required for the current flotation process because there is no discharge of process water to surface waters and the tailings impoundments are less than 30 feet high from toe to crest. An Idaho cyanidation permit was granted October 10, 1995 [No. CN-000027]. Construction of the Concentrate Leach Plant (CLP) at the New Jersey mine was completed in November of 2007. The Idaho Cyanidation permit requires monthly surface water and quarterly groundwater monitoring during the operation of the CLP. It is estimated that water monitoring cost associated with operating the CLP is approximately $6,000 per year.

A surface mining reclamation plan for the New Jersey mine was approved by the Idaho State Department of Lands in 1993. The plan calls for grading of steep fill slopes and planting of vegetation on the area disturbed by the open pit mine. An annual reclamation fee of $133 is paid to the Idaho Department of Lands for surface disturbance associated with the New Jersey mine open pit. The Company has estimated its costs to reclaim the New Jersey mine site to be $21,000.

When the Company plans an exploration drilling program on public lands, it must submit a POO to either the BLM or USFS. Compilation of the plan can take several days of professional time and a reclamation bond is usually required to start drilling once the plan is approved. Bond costs vary directly with surface disturbance area, but a small, single set-up drilling program usually requires a bond amount of about $5,000. If a plan requires road building, the bond amount can increase significantly. Upon completion of site reclamation and approval by the managing agency, the bond amount is returned to the Company.

The Company believes that it is in compliance with local building codes and ordinances.

Number of total employees and number of full –time employees

The Company's total number of full-time employees is five, of which four are full-time employees. Full-time employees include Chief Executive Officer, Delbert Steiner, President John Swallow and Vice President, Grant Brackebusch and Art Glover, the chief geologist.

Item 1A.  Risk Factors.

The Company is a Smaller Reporting Company and is not required to provide the information required by this item.

Item 2.  Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations

When we use the terms "New Jersey Mining Company," the "Company," "we," "us," or "our," we are referring to New Jersey Mining Company (the Company) and its subsidiaries, unless the context otherwise requires.

Cautionary Statement about Forward-Looking Statements

This Registration Statement includes certain statements that may be deemed to be "forward-looking statements." All statements, other than statements of historical facts, included in this Form 10 that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

a)

The amount and nature of future capital, development and exploration expenditures;

b)

The timing of exploration activities; and

c)

Business strategies and development of our business plan.

Forward-looking statements also typically include words such as "anticipate," "estimate," "expect," "potential," "could" or similar words suggesting future outcomes. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as the volatility and level of metal prices, currency exchange rate fluctuations, uncertainties in cash flow, expected acquisition benefits, exploration mining and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, and other matters related to the mining industry, many of which are beyond our control. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.

The Company is under no duty to update any of these forward-looking statements after the date of this Registration Statement. You should not place undue reliance on these forward-looking statements.

Plan of Operation

The Company is conducting mineral exploration in the region surrounding the Coeur d’Alene Mining District of northern Idaho and it operates a mineral processing plant near Kellogg, Idaho. The Company’s strategy is to generate cash flow from our available capacity at the New Jersey mill by focusing on small scale, high-grade, near-production properties in the region surrounding the mill within an approximate 150 air mile radius. We plan to use our milling capacity to earn an interest in some of these properties or perform custom milling services for a fee. The Company’s primarily focus is on gold with silver and base metals of secondary emphasis. The Company receives revenue for providing mineral processing from third party customers and its joint venture partners. The Company also receives management fees from its joint venture partners.

During 2013 the Company’s exploration activities were confined to the Golden Chest mine where it mined an exploratory raise on the Popcorn vein producing 200 tonnes of material. Additionally, the Company drilled two surface exploration core holes for a total of 488 meters on the northern part of the Golden Chest property, and Juniper Resources, LLC of Boise, Idaho drilled 20 holes for a total of 2,564 meters at the Golden Chest to further define the Skookum Shoot. No exploration activity took place in 2013 at the remaining properties held by the Company including the New Jersey mine, the McKinley mine, the Toboggan project, the Giant Ledge project, and the Silver Button project.

Exploration activity is planned only for the McKinley project in 2014. It is estimated that about $75,000 of exploration will be completed at the McKinley in 2014. The planned exploration for this year at the McKinley will include small-diameter core drilling, geologic mapping, channel sampling, and underground surveying. No exploration is planned in 2014 for the New Jersey mine, Golden Chest mine, Toboggan, Giant Ledge, and Silver Button properties. The New Jersey mine, Toboggan, Giant Ledge, and Silver Button properties are considered to be under care and maintenance. However, mine development is planned at the Golden Chest by the lessee of the Skookum shoot, Juniper Resources LLC (“Juniper”). Juniper is planning to start a new portal in the summer of 2014 to access gold mineralized material contained within the Skookum shoot of the Idaho vein, complete a secondary escapeway, and begin stoping of the Skookum shoot. NJMC is planning to process Skookum shoot material at its New Jersey Mill facility beginning in the autumn of 2014.

The Golden Chest project is a joint venture with Marathon Gold USA (MUSA), and the Company is the Operator. The Company’s ownership of the Golden Chest joint venture was reduced to 47.78% NJMC and Marathon Gold USA Corporation’s ownership was increased to 52.22% by Marathon Gold USA Corporation. The relative ownership has changed because Golden Chest LLC initiated cash calls to its two members and Marathon Gold contributed more cash.

The New Jersey mineral processing plant was expanded in order to process ore from the nearby Crescent silver mine. A definitive agreement to form a joint venture with United Mine Services, Inc., (a wholly owned subsidiary of United Silver Corp. “USC”) was reached in January 2011 (Ex. 10.1). The plant has been expanded from a processing rate of 4 tonnes per hour to 15 tonnes per hour USC has paid the expansion cost which was about $3.2 million. The Company owns 65% of the venture and USC owns 35%. The Company is the operator of the venture. USC has a minimum quota of ore of 7,000 tonnes per month and the Company has 3,000 tonnes per month. Each party pays its processing costs and the Company charges a management fee of $2.50/tonne. The plant was commissioned in the second quarter of 2012 and continued to process USC ore in the third quarter, processing about 9,000 tonnes. Late in the third quarter of 2012 USC encountered marketing and mining problems which resulted in idling the mill. During the first quarter of 2013 a stockpile of Crescent mine ore was processed, and Golden Chest material was processed in the second quarter of 2013.

During the fourth quarter of 2013 the Company terminated its agreement with Revett Metals on the Niagara and Copper Camp projects, because the Company did not believe further exploration would be profitable.

Changes in Financial Condition

The Company maintains an adequate cash balance by increasing or decreasing its exploration expenditures as limited by availability of cash from operations or from financing activities. The cash balance at the end of the fourth quarter of 2013 was $636,127. The cash balance increased during the quarter, from $308,296 the previous quarter.

Critical Accounting Policies and Estimates

See Note 2 to our consolidated financial statements contained in Item 15 of this Form 10 for a complete summary of the significant accounting policies used in the presentation of our financial statements. As described in Note 2, we are required to make estimates and assumptions that affect the reported amounts and related disclosures of assets, liabilities, revenue and expenses. We believe that our most critical accounting estimates are related to asset impairments and asset retirement obligations.

Our critical accounting policies and estimates are as follows:

Asset Impairments

Significant property acquisition payments for active exploration properties are capitalized. The evaluation of our mineral properties for impairment is based on market conditions for minerals, underlying mineralized material associated with the properties, and future costs that may be required for ultimate realization through mining operations or by sale. If no mineable orebody is discovered, or market conditions for minerals deteriorate, there is the potential for a material adjustment to the value assigned to mineral properties. We review the carrying value of long‐lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the asset is used, and the effects of obsolescence, demand, competition, and other economic factors.

Asset Retirement Obligations

We have an obligation to reclaim our properties after the surface has been disturbed by exploration methods at the site. As a result we have recorded a liability for the fair value of the reclamation costs we expects to incur in association with our Coleman Property. We estimate applicable inflation and credit-adjusted risk-free rates as well as expected reclamation time frames. To the extent that the estimated reclamation costs change, such changes will impact future reclamation expense recorded. A liability is recognized for the present value of estimated environmental remediation (asset retirement obligation) in the period in which the liability is incurred if a reasonable estimate of fair value can be made. The offsetting balance is charged to the related long-lived asset. Adjustments are made to the liability for changes resulting from passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation.

Results of Operations

Revenues

Revenue for the period ending December 31, 2013 was $113,701 as compared to $902,032 for the comparable period of 2012. Revenue was less in 2013 due to decreased contracting services. Drilling and exploration contract income from drilling services provided to the Golden Chest LLC in the first half of 2012 ended because the JV partners cut the exploration program as a result of their inability to raise funds due to the crash of the junior mining equity market. The net loss for the period ending December 31, 2013 was $798,977 compared to a loss of $735,866 for the comparable period of 2012. The difference in net loss for 2013 compared to the loss for the corresponding period in 2012 was due to reduction in consulting income.

The New Jersey mineral processing plant is expected to begin milling ore for the Golden Chest mine late in the third quarter of 2014. The ore will be mined from the Skookum Shoot at the Golden Chest and the mill is planned to increase its production rate gradually to 9,000 tonnes per month by the end of the fourth quarter of 2014.

The amount of money to be spent on exploration at the Company’s mines and prospects depends primarily on contributions of our joint venture partners, particularly at the Golden Chest. If new joint venture partners are engaged at the Toboggan Project, exploration activities would increase.

On November 30, 2013 the Golden Chest LLC (GC) signed a lease agreement (Ex. 10.2) with Juniper Resources, LLC (Juniper) of Boise, Idaho for a defined portion of the Golden Chest mine property, (a 400 meter strike length along the Idaho vein below the No. 3 Level). The lease with Juniper calls for an initial payment of $50,000 to GC, which was paid, and a work requirement of 1,500 to 3,000 meters of core drilling which has also been completed. Juniper signed the lease and made a payment of $200,000 to Golden Chest LLC at the end of November 2013. Juniper is required to make land payments of $125,000 per quarter to J.W. Beasley Interest, LLC on behalf of Golden Chest LLC. Additionally, Juniper will pay a 2% net smelter royalty to Golden Chest LLC on all gold production from the leased area with the $250,000 initial payments treated as an advance on this royalty. The lease has a term of 39 months.

Liquidity and Capital Resources

Liquidity increased during the period ended December 31, 2013 due to financing in the form of an equity issuance of common shares through a Regulation D offering. Future sources of liquidity will include both internal and external sources. In the next 12 months the Company will need to raise about $400,000 to continue its exploration and property acquisition plans. In the longer term (after 12 months), the revenues generated from the milling of Golden Chest ores at the New Jersey mill are expected to support the Company’s need for cash to fund its planned operations. The Company’s commitment for capital expenditures decreased during the period ended December 31, 2013 as it rented under-utilized equipment, such as a drilling rig, and dropped mineral properties that no do not meet management’s criteria for near-term production potential.

Contractual obligations, including lease and note principal payments as of December 31, 2013, are as follows:

2014	83,229
2015	45,592
2016	44,704
2017	2,207
2018	2,462
Thereafter	98,915
Total	$ 249,543

March 31, 2013 the following reflect the Company’s cash balance and capital commitments.

Cash and cash equivalents	$733,091
Joint venture receivables	92,574
Other current assets	45,900
Accounts payable	56,965
Accrued payroll and related payroll expenses	28,667
Note payable related party, current	44,977
Obligations under capital lease, current	17,813
Notes payable, current	52,077
Asset retirement obligation	11,237
Note payable related party, non-current	171,007
Notes payable, non-current	181,310

We have a cash and cash equivalents balance as of June 30, 2014, the most recent practicable date, of $215,002.

Changes in Assets and Liabilities

Changes in Cash and Cash Equivalents

Cash and Cash Equivalents increased to $636,127 from $9,950 in the period ended December 31, 2013 compared to December 31, 2012, an increase of $626,177, most significantly because of fund raising activities from the private placement which raised $1,100,000 in the third and fourth quarters of 2013.

Changes in Joint Venture Receivables

Joint venture receivables increased to $61,143 from $12,525 as of December 31, 2013, compared to December 31, 2012, an increase of $48,618 because of renewed activity at the Golden Chest, with Marathon Gold Corp and the Mill Joint Venture with UMS at year end 2013 which resulted in a higher amount due to the company for payroll paid by the company on behalf of the joint ventures. Year end 2012 had a minimal Joint venture receivable due to a lack of funding and a corresponding lack of activity. Additionally, the receivable from UMS is significantly higher at year end 2013 because of a failure on their part to make timely payments during their receivership process.

Changes in Other Current Assets

Other Current Assets increased to $45,970 from $13,160 as of December 31, 2013, compared to December 31, 2012, an increase of $32,810 because of a receivable on Custom Milling due from Tara Minerals. The Mill Joint Venture provided custom milling of 864 tonnes of ore for Tara Minerals in October and November of 2013 and $36,450 is still due from them for these services. Tara Minerals is an unrelated third party to the Company.

Changes in Inventory

Inventory decreased to $0 from $19,466 as of December 31, 2013 compared to December 31, 2012 because the remaining inventory from operations was sold. This inventory consisted of gold entrapped on electowinning cells and in carbon from the milling process.

Changes in Property, Plant, and Equipment, net of accumulated depreciation

Property, Plant and Equipment decreased to $4,908,724 from $5,035,276 as of December 31, 2013, compared to December 31, 2012, a decrease of $126,552, because of disposal of equipment including a pick-up truck, drill, and excavator and accumulated depreciation recorded.

Changes in Mineral Property net of accumulated depreciation

Mineral Property decreased to $540,433 from $710,075 as of December 31, 2013, compared to December 31, 2012, a decrease of $169,642, because of a write-down of the Coleman property capitalized amount to reflect a lower current gold price and write off of Niagara and Copper Camp properties, The McKinley property was added in December for $250,000.

Accrued Payroll and Related Payroll Expenses

Accrued Payroll and Related Payroll expenses increased to $22,016 from $6,805 as of December 31, 2013, compared to December 31, 2012, an increase of $15,211, because of an increase in the Company's operating activity and resulting increased payroll at the end of 2013.

Account Payable Marathon Gold

Account Payable Marathon Gold decreased to $0 from $62,500 as of December 31, 2013 compared to December 31, 2012 because the short term payable from Marathon to the Company was paid during 2013.

Changes in Notes Payable, current

Notes Payable current decreased to $55,663 from $148,834 as of December 31, 2013 compared to December 31, 2012, a decrease of $93,171. In addition to normal note payments this decrease was in part because of a $47,053 reclassification of short to long term payable from refinancing.

Changes in Notes Payable, non-current

Notes Payable non-current increased to $193,880 from $166,839 As of December 31, 2013 compared to December 31, 2012, an increase of $27,041. This increase was due to a of a $47,053 reclassification of short to long term payable from refinancing.

Changes in Revenues, Cost, and Expenses

Sales of Gold

Sales of Gold increased to $21,049 from $0 in 2013 compared to 2012 because the remaining inventory from operations was sold.

Drilling and Exploration Contract Income

Drilling and Exploration Contract income decreased from $769,084 to $0 in 2013 compared to 2012 because no drilling activity occurred in 2013 at the Golden Chest under the Joint Venture agreement.

Joint Venture Management Fee Income

Joint Venture Management income decreased from $45,341 to $8,890 in 2013 compared to 2012, a decrease of $36,451, because no drilling activity occurred in 2013 at the Golden Chest under the Joint Venture agreement. The management fees that were earned were for basic maintenance activities which occurred under the joint venture agreement.

Contract Milling Income

Contract milling income increased from $21,174 to $83,762 in 2013 compared to 2012, an increase of $62,588 because of increased custom milling activity by the Company at the Mill Joint Venture in 2013.

Engineering Services Income and Expense

Engineering services income decreased from $68,700 to $0 in 2013 compared to 2012 because engineering services provided to USC were completed at the time the mill was commissioned and are no longer being received.

Contract Milling Costs

Contract Milling costs increased from $15,499 to $82,544 in 2013 compared to 2012, an increase of $67,045, because of increased custom milling activity by the Company at the Mill Joint Venture in 2013.

Drilling and Exploration Contract Expense

Drilling and Exploration Contract expense decreased from $348,391 to $154 for period ended December 31, 2013, compared to the comparable period last year, a difference of $348,237, because no drilling activity occurred in 2013 at the Golden Chest under the Joint Venture agreement.

Exploration

Exploration expense increased to $173,794 from $1,046 in 2013 compared to 2012, an increase of $172,748 because of renewed exploration activity including core drilling at the Golden Chest by the Company as a result of funding availability.

Net loss (gain) on Sale of or Abandonment of Mineral Property

Net loss (gain) on Sale of or Abandonment of Mineral Property increased to $109,000 from $0 in 2013 compared to 2012 because of the write off of the Niagara and Copper Camp Properties.

Write down of Mineral Property

Write down of Mineral Property increased to $324,142 from $0 in 2013 compared to 2012 because of a write-down of the Coleman property capitalized amount to reflect a lower current gold price.

(Gain) Loss on Sale of Equipment

Gain on Sale of Equipment increased to $108,208 from $9,900 in 2013 compared to 2012, a difference of $98,308 because equipment that was sold in 2013 resulted in a higher gain than the equipment sold in 2012. Most notably a core drill sold in 2013 resulted in a $95,000 gain.

Depreciation

Depreciation decreased to $98,208 from $144,393 in the period ending December 31, 2013, a decrease of $46,185, compared to the comparable period last year, most notably because of one of the core drills was depreciated and sold resulting in less depreciation expense in 2013.

General and Administrative Expense

General and Administrative expense decreased to $184,805 from $241,765 in the period ending December 31, 2013, compared to the comparable period last year, a decrease of $56,960, because of decreased company activity for the majority of the year. In 2012 activity was normal for approximately 6 months with reduced activity for the last 6 months because of a lack of funding. In 2013 that reduced activity level remained through the first three quarters with normal activity resuming in the fourth quarter following successful financing.

Distribution from Golden Chest LLC

Distribution from Golden Chest LLC increased to $119,450 from $0 in the period ending December 31, 2013 compared to the comparable period last year because of advanced royalty payments received on the Golden Chest Joint venture from Juniper Resources.

Interest Expense

Interest expense increased to $55,621 from $21,968 in 2013 compared to 2012, an increase of $33,653 because no capital projects were undertaken in 2013 for which interest could be capitalized as was the case in 2012 with the mill expansion.

Equity in Loss of Golden Chest LLC

Equity in loss of Golden Chest LLC decreased from $822,500 to $99,500 in 2013 compared to 2012, a decrease of $723,000 because of decreased funding by the Company of the Joint Venture and also reverting to the cost method of accounting for the venture with the loss of control. Expenditures are now recognized as exploration expenses rather than Equity in loss of Golden Chest LLC.

Changes in Cash Flow

Depreciation

Depreciation decreased to $98,208 from $144,393 in the period ending December 31, 2013, a decrease of $46,185, compared to the comparable period last year, most notably because of one of the core drills was depreciated and sold resulting in less depreciation expense in 2013.

(Gain) Loss on Sale of Equipment

Gain on Sale of Equipment increased to $108,208 from $9,900 in 2013 compared to 2012, a difference of $98,308 because equipment that was sold in 2013 resulted in a higher gain than the equipment sold in 2012. Most notably a core drill sold in 2013 resulted in a $95,000 gain.

Write down of Goodwill, Investment, and Mineral Property

Write down of Goodwill, Investment, and Mineral Property increased to $433,142 from $0 in 2013 compared to 2012 because of the write off of the Niagara and Copper Camp Properties and a write-down of the Coleman property capitalized amount to reflect a lower current gold price.

Equity in Loss of Golden Chest LLC

Equity in loss of Golden Chest LLC decreased from $822,500 to $99,500 in 2013 compared to 2012, a decrease of $723,000 because of decreased funding by the Company of the Joint Venture and also reverting to the cost method of accounting for the venture with the loss of control, expenditures are now recognized as exploration expenses rather than Equity in loss of Golden Chest LLC.

Common Stock issued for Exploration Expense

Common Stock issued for Exploration Expense increased from $0 to $50,000 in 2013 compared to 2012 because drilling at the Golden Chest in 2013 was paid in the Company’s stock.

Deposits

Deposits decreased from $44,280 to $0 in 2013 compared to 2012 because of a deposit on land that existed in 2011 that had a positive effect on cash flows in 2012 when it was resolved.

Changes in Joint Venture Receivables

The changes in Joint Venture Receivables had a negative effect on cash flows of $48,619 in 2013, and in 2012 the effect on cash flows was a positive $119,192. This variance in change was a result of decreased company activity during the year ending December 31, 2012 and a resumption of activity in 2013 which resulted in a higher amount due to the company for payroll paid by the company on behalf of the joint ventures. Additionally, the receivable from UMS is significantly higher at December 31, 2013 because of a failure to make timely payments during their receivership process.

Changes in Other Current Assets

Changes in Other current assets had a negative effect on cash flow of $32,810 in 2013 compared to a positive change of $42,283 during the year ended December 31, 2012. Reduced activity during the latter part of 2012 resulted in a small accounts receivable balance and resumed activity in 2013 including a receivable from Tara Minerals at year end resulted in a higher balance due.

Changes in Inventory

Changes in Inventory had a positive effect on cash flow of $19,464 in 2013 with a change from ($1,053) to $19,464 as of December 31, 2013 compared to December 31, 2012 because the remaining inventory from operations in 2010 was sold.

Changes in Accounts Payable

The changes in Accounts payable had a negative effect on cash flow of $7,336 from as of December 31, 2013 which was relatively consistent, for the year ended December 31, 2012. A decrease in accounts payable of $74,511 was a result of decreased activity at year end.

Accrued Payroll and Related Payroll Expenses

Changes in Accrued Payroll and Related Payroll expenses had a positive effect on cash flow of $15,209 in 2013 and a negative effect on cash flow of $47,563 in 2012. In 2012 this was a result of decreased activity and payroll at year end and the opposite effect with an increase in payroll at the yearend 2013.

Account Payable Marathon Gold

Account payable Marathon Gold decreased to $0 from $62,500 as of December 31, 2013 compared to December 31, 2012 because the short term payable from Marathon to the Company was paid during 2013.

Purchases of Property, Plant and Equipment

Purchases of property, plant and equipment had a net negative effect on cash flow of $10,084 in 2013 as a result of the purchase of a pick-up whereas in 2012 the decrease in cash was $1,086,034 due to investment in the mill by our joint venture partner UMS.

Proceeds from Sale of Mineral Property

Proceeds from Sale of Mineral Property had a positive effect on Cash flow in 2013 because of the receipt of funds from an exploration agreement on the Little Baldy property.

Contributions to Golden Chest LLC

Contributions to Golden Chest LLC decreased from $822,500 to $99,500 in 2013 compared to 2012, a decrease of $723,000 because of decreased funding by the Company of the Joint Venture and also reverting to the cost method of accounting for the venture with the loss of control. Expenditures are now recognized as exploration expenses rather than Equity in loss of Golden Chest LLC.

Proceeds from Sale of Equipment

Proceeds from Sale of Equipment increased to $112,000 from $9,900 in 2013 compared to 2012 because equipment that was sold in 2013 resulted in a higher gain than the equipment sold in 2012. Most notably a core drill sold in 2013 resulted in a $95,000 gain.

Sales of Common Stock and Warrants, net of issuance costs

Sales of Common Stock and Warrants, net of issuance costs resulted in an increase in cash of $1,000,000 as a result of a private placement in 2013, no stock sales for cash were completed in 2012.

Principal Payments on Notes Payable

Principal Payments on Notes Payable decreased from a negative effect of $94,841 to $55,492 in 2013 compared to 2012 because fewer payments were made on outstanding notes payable in 2013 as a result of fewer notes outstanding and refinancing.

Principal Payments on Note and Other Payables, Related Party, net

Principal Payments on Note and Other Payables, Related Party, net had a positive effect on cash flow in 2012 with an increase in notes payable for property purchased and remained relatively consistent throughout 2013 decreasing slightly as payments were made on the note.

Contributions from Non-Controlling Equity Interest in Mill JV

Contributions from Non-Controlling Equity Interest in Mill JV decreased to $32,009 in 2013 from $952,764 in 2012, a difference of $920,755. USC completed their buy-in to the Mill JV in 2012 with the exception of lease payments which continued into 2013 and will be completed in 2014.

Subsequent Events

During the first quarter of 2014, the Company offered and sold Unit securities through a Regulation D, Rule 506(b) private placement realizing net proceeds of $405,000. The offering was conducted by a licensed broker dealer and all the subscribers were “accredited investors.” Each unit consisted of two shares of the Company’s common stock and one purchase warrant. Each warrant is exercisable for one share of the Company’s common stock at $0.15 per share through March 4, 2017. The Company sold 3,000,000 Unit securities priced at $0.15 per Unit.

Item 3.  Properties.

NEW JERSEY MINING COMPANY PROJECT LOCATIONS

SILVER BUTTON
TROY
AREA OF DETAILED MAP
COEUR D'ALENE MINING DISTRICT
SEATTLE
SPOKANE
WASHINGTON
MONTANA
PORTLAND
McKINLEY MINE
OREGON
IDAHO
KEY:
- NEW JERSEY PROPERTIES
- TOWN OR CITY
MONTANA
IDAHO
COEUR D'ALENE RIVER
TOBBOGAN PROJECT
WASHINGTON
IDAHO
COEUR D'ALENE
90
MURRAY
GOLDEN CHEST
GIANT LEDGE
NEW JERSEY
KELLOGG
N
MILES
0 5
0 8
KILOMETERS
MULLAN
WALLACE

Figure 1 – Project Location Map

NEW JERSEY MINE

Overview

The New Jersey mine property is composed of underground and open-pit mineral resource prospects. The New Jersey mine properties include the New Jersey mill, the Coleman underground mine, the Coleman open pit, and the Scotch Thistle. These properties do not have any ore reserves. Our program has been exploratory in nature. Our exploration of these properties has produced gold-bearing mineralized material. We have mined this material and processed it at our New Jersey mill.

The New Jersey mine property includes a 360 tonne-per-day mill (mineral processing plant) that includes crushing, grinding and flotation circuits along with a concentrate leach plant that is capable of producing gold-silver dore’ bars. The mine property hosts the gold-bearing Coleman vein system, and another gold prospect known as the Scotch Thistle.

In 2012, the Company, through a Venture Agreement with United Mine Services, Inc. completed the expansion of the New Jersey mill to a 360-tonne per day flotation plant (Ex. 10.1). The expansion included the construction of a new building, a new crushing plant, a new ball mill, and associated flotation equipment.

The mill has a permitted cyanide concentrate leach circuit which was designed to process gold sulfide ore concentrates from the Golden Chest to produce gold dore’ bars using the direct electro-winning process.

Location

The New Jersey mine is comprised of an open-pit, underground mine and mill complex located three miles east of Kellogg, Idaho, in the Coeur d'Alene Mining District commonly known as Idaho's Silver Valley. The mine is adjacent to U.S. Interstate Highway 90 and is easily accessed by local roads throughout the entire year.

Property Ownership

The Company owns 102 acres of private land with surface and mineral rights, 108 acres of private land with mineral rights only, 40 acres of private land with surface rights only, and approximately 130 acres of unpatented mining claims. The unpatented claims are on federal land administered by the BLM. The Coleman pit and the current underground workings are located on the patented mining claims wholly owned by the Company

In 2012, the Company terminated a mineral lease, known as the Miner's Slough and Teddy Parcel, with Mine Systems Design, Inc. which covered the mineral rights to 68 acres located north of the New Jersey mine area.

New Jersey Mill

On January 7, 2011, the Company entered into a joint venture agreement with United Mine Services, Inc. (UMS), a wholly-owned subsidiary of United Silver Corporation, to increase the ore processing capacity of the New Jersey mill (Ex. 10.1). UMS funded the expansion of the mill to process 360 tonnes per day and initially earned the right to receive a 33% interest in joint venture assets plus the right to process 7,000 tonnes of their ore per month. The Company is the manager of the joint venture. Initially, the agreement provided that the Company would retain a 67% interest in the joint venture assets plus the right to process 3,000 tonnes per month of its own ores. The property covered by the joint venture agreement includes the crushing circuit, grinding circuit, flotation circuit, concentrate leach plant, patented and unpatented claims (excluding mineral rights), and buildings. The mill joint venture owns 31 acres of private land plus 50 acres of unpatented mill site claims. The percentages of ownership have been modified by subsequent cash calls to the LLC members. Presently, the Company owns a 65% and UMS owns 35% as a result of UMS additional cash funding for the project

History of Operations

There are believed to be at least 14 gold prospects in or near the New Jersey mine area. In the late 1800’s and early 1900’s more than 2,500 feet of development workings including drifts, crosscuts, shafts, and raises, were driven by the New Jersey Mining and Milling Company (an unrelated company) to develop the Coleman vein and the northwest branch of the Coleman vein. A 10-stamp gravity mill was built and operated for a short period to process the ores.

In 1996, the Company acquired the New Jersey mine and mill site properties as a part of the corporate organization process.

Present Condition and Work Completed on the Property

Since 2001, the Company has drilled 14 holes for a total of 1,765 meters to explore the Coleman vein and associated zones of gold mineralization. The drilling confirmed the continuity of the Coleman vein system. We discovered a broad zone of low grade (0.70 gpt gold) gold mineralization known as the Grenfell zone. The best intercept was in DDH02-02 which assayed 2.76 gpt gold over 12.5 meters including 2.5 meters of 6.80 gpt gold.

In 2004, the Company added a flotation circuit at the New Jersey mill. The flotation circuit that was added to the New Jersey mill allowed for the processing of ore from the New Jersey mine, Golden Chest and Silver Strand properties adding a source of revenues.

In 2004, two exploration holes were drilled at Enterprise prospect and one at the Scotch Thistle.

In 2005, ore production began at the New Jersey mill. We processed ore from the New Jersey and Golden Chest mines. Most of the ore was produced from the Golden Chest and a total of 2,300 tonnes were processed at an average grade of 9.90 gpt Au. A bulk sulfide concentrate was made and shipped to Barrick Goldstrike Mines, Inc. in Carlin, Nevada.

In 2006, the Company began construction of a concentration leach plant to the New Jersey mill and initiated an underground exploration drift on the Coleman vein. During the year, the Company’s buyer of gold concentrate stopped buying concentrates. This prompted the Company to build a leach plant.

In 2007, the Company completed construction on its concentration leach plant and completed exploration drifting on the Coleman vein at the New Jersey mine. A total of 800 tonnes of ore were mined from the underground exploration with a grade of 2.28 gpt Au. Open pit mining on the Coleman vein also provided 800 tonnes of ore at a grade of 3.25 gpt Au. All of the ore was processed at the New Jersey mill. The Company purchased a core drilling rig to reduce drilling costs and increase the flexibility of its exploration program. We drilled exploratory holes at the Enterprise mine and the Scotch Thistle.

In 2008, we drilled core holes at the Scotch Thistle and the New Jersey mine. About 400 meters of drilling was completed at the Scotch Thistle gold prospect revealing areas of silica enrichment and alteration, but no economic intervals of gold mineralization. That year the Company completed an underground exploration program of drifting on the Coleman vein on the 740 level. A total of 84 meters of drifting was completed with 20 meters of the drifting on the vein before it was displaced by a fault.

In 2009, the Company experienced the effects of the financial crisis that hit the United States and exploration activity was significantly curtailed.

In 2010, a raise was driven upward on the 740 level to explore a narrow high-grade vein that crosscut the main Coleman vein at nearly a right angle. This raise was driven about 12 meters vertically and produced 367 dry tonnes for the New Jersey mill that assayed 2.68 gpt gold.

On January 7, 2011, the Company entered into a joint venture agreement with United Mine Services, Inc. as indicated above.

In June 2012, the construction of an expanded New Jersey mill was completed. The expansion project included the installation of a new cone crusher, a new fine ore bin, new conveyors, a new 2.4m by 4.0m ball mill, additional flotation cells, a new paste thickener, associated pumps, and a new building. The Concentrate Leach Plant (CLP) was not renovated.

During 2012, a total of 8,470 dry tonnes of silver ore from the UMS-owned Crescent mine were processed at the New Jersey mill. Milling of the Crescent ore was suspended in September 2012 as the buyer of the concentrate became unable to process the concentrate because of metallurgical difficulties at their plant. In 2013, the New Jersey mill processed 2,968 dry tonnes of ore from the Crescent mine on behalf of UMS, and processed 1,682 tonnes of material from the Golden Chest mine.

As of December 31, 2013, the Company had a net capital cost of $4,319,850 associated with the mineral processing plant and a capitalized development plus investment cost of $271,340 associated with the mine. In 2012 and 2013, no exploration work was completed on the Coleman vein or other prospects at the New Jersey mine.

Age, Modernization and Physical Condition of Plant and Equipment

The construction of an expanded mill capable of processing 360 tonnes per day of sulfide ore to produce a single flotation concentrate was completed in 2012. The mill expansion cost approximately $3.2 million which was funded completely by United Mine Services under the terms of the joint venture agreement (Ex. 10.1). The expansion project included the installation of a new cone crusher, a new fine ore bin, new conveyors, a new 2.4m by 4.0m ball mill, additional flotation cells, a new paste thickener, associated pumps, and a new building. The Concentrate Leach Plant (CLP) has not been renovated. Three phase electrical power is supplied to the New Jersey mill by Avista Utilities.

Geology and Mineralization

The Prichard Formation, which is up to 25,000 feet in thickness, underlies the New Jersey mine area which is adjacent to and north of the major Osburn fault. The Prichard Formation is divided into nine rock units of alternating argillites, siltites, and quartzites. The units exposed in the New Jersey mine area appear to belong to the lower members. Gold mineralization is associated with sulfide-bearing quartz veins cut the bedding in Prichard argillite and quartzite. Associated sulfide minerals are pyrite, arsenopyrite, chalcopyrite, galena, and sphalerite. A low silver variety of the sulfosalt mineral tennantite is also present.

Two mineralized systems are found at the New Jersey, the Coleman vein, and the Scotch Thistle. The Coleman vein is a gold-bearing quartz vein which cuts bedding of the Prichard formation. Associated sulfide minerals are pyrite, arsenopyrite, tennantite, galena and sphalerite. Visible gold can be found in the Coleman vein and is usually associated with tennantite. Cumulative strike length of the Coleman vein and related branches has been measured to be approximately 460 meters.

Exploration Plans

At the Coleman vein, future plans are to conduct further drilling to locate higher grade ores once more funds become available for exploration. There are no plans for exploration in 2014. Presently, the New Jersey mine is on care and maintenance.

GOLDEN CHEST

Overview

The Golden Chest mine property is both an open-pit and underground gold-bearing mineral resource property. The property comprises 24 patented mining claims covering approximately 280 acres and 70 unpatented claims covering a total of approximately 1,000 acres.

Our program has been exploratory in nature. Our exploration of these properties has produced metal bearing materials. We have mined this material and processed it at our New Jersey mill. The Golden Chest is an exploration project without known ore reserves.

Location

The Golden Chest mine is an underground mine located in Reeder Gulch about 2.4 kilometers east of Murray, Idaho along Forest Highway 9, Shoshone County, Idaho. The property consists of 24 patented mining claims covering approximately 280 acres and 70 unpatented claims covering approximately 1,000 acres. The site is accessible by an improved dirt road.

Property Ownership

The Golden Chest mine property was acquired by Golden Chest LLC, an Idaho limited liability company on December 15, 2010. Golden Chest LLC originally acquired the property from Metaline Contact Mines, and J.W. Beasley Interests, LLC for $3,750,000 payable on a promissory note and subject to a mortgage. The purchase agreement was amended on October 15, 2013 and provides for a change in the payment schedule and default terms. Additionally, the mortgage associated with the note was released on October 9, 2013.

The Company, through Golden Chest LLC, a joint venture with Marathon Gold USA, Inc. owns 280 acres of patented mining claims and approximately 1,000 acres of unpatented mining claims. The unpatented claims are on federal land administered by the Bureau of Land Management and the U.S. Forest Service.

Prior to the purchase of the Golden Chest Mine by Golden Chest LLC, New Jersey Mining Company had acquired the mine interest by an exploration lease with a mining lease option in 2003.

On January 3, 2005, New Jersey Mines entered into a Mining Lease with Metaline Contact Mines and J.W. Beasley Interests, LLC for the Golden Chest Mine property.

Golden Chest LLC

The Golden Chest mine is owned by Golden Chest LLC (GC), a limited liability company organized by NJMC for the purpose of joint venturing the mine development with Marathon Gold USA Corp. GC was originally capitalized ownership at 50% NJMC and 50% Marathon Gold USA Corp.

In December 2010, Golden Chest LLC purchased the Golden Chest mine from Metaline Contact Mines and J.W. Beasley Interests for $3,750,000 on a 7-year installment purchase agreement. Prior to the purchase, NJMC operated under a mining lease.

As of December 31, 2013, Golden Chest LLC had paid $1,625,000, with the balance of $2,125,000 payable on the 15th of the last month of each quarter at $125,000 until March 15, 2018 when the unpaid balance will be due.

Currently, Golden Chest LLC is owned 47.78% by the Company and 52.22% by Marathon Gold USA Corporation. The relative ownership has changed because Golden Chest LLC initiated cash calls to its two members and Marathon Gold contributed more cash. In November 2013, pursuant to an agreement to lease the Skookum Shoot, Juniper Resources, LLC agreed to make the payments under our purchase agreement.

History of Operations

The Golden Chest was the location of one of the first lode claims in the district and is the largest historic lode producer of gold in the district with production estimated at approximately 65,000 ounces mostly from shallow underground mining of the Katie and Dora high grade veins. Most of this historic mining took place in the late 1890's and 1900's.

Cominco-American and Golden Chest Inc. (GCI) conducted geologic and geophysical studies in the late-1970s and early-1980s, targeting gold and massive sulfides. Drill tests by GCI included four underground holes and one surface diamond drill hole totaling more than 2,000 feet. The surface hole intersected a 60-foot zone containing multiple low grade gold-bearing quartz veins.

Newmont Exploration Ltd. followed GCI’s discovery by evaluating the veins for bulk mineable potential from 1987 to 1990. It completed a geochemical survey of the project area which included 1,430 soil samples and 157 rock chip samples. Soil samples from the mine area were anomalous in both gold and arsenic, indicating a well-developed vein system. Newmont then drilled 35 shallow reverse-circulation and five core holes, establishing an historic resource most of which is related to a large quartz vein system, the Idaho vein, on the south end of the property.

The Company commenced operations in 2004 at the Golden Chest. It conducted small scale underground mining comprised of 8,400 tonnes grading 6.90 gpt. A ramp extending 500 meters and connecting with the No. 3 level was driven. NJMC also completed about 3,500 meters of core drilling on the property primarily focused on extending the Idaho vein at depth which was successful.

Present Condition and Work Completed on the Property

In 2004, the Company built an exploration portal and decline ramp at the New Jersey mine to a high grade drilling intercept on the Katie vein. Drifting was completed on the vein and the vein material was stockpiled. A total of seven exploration core holes were completed for a total of 1,431 meters. Four exploration holes were drilled at the Golden Chest mine.

In 2005, five exploratory core drill holes totaling 685 meters were drilled at the Golden Chest mine into the area of the deposit which came to be known as the Skookum Shoot.

In 2006, the Company commenced development of a decline ramp at the Golden Chest mine and drilled seven exploratory core holes at the Golden Chest mine totaling 1,125 meters. The Golden Chest mine produced 3,520 tonnes of ore at a grade of 6.0 gpt Au which was processed at the New Jersey mill before economic limits of the stope were reached. Management decided to concentrate mining efforts on a decline ramp to the Skookum Shoot.

In 2007, mining at the Golden Chest was focused solely on the driving of the decline ramp to the Skookum Shoot.

In 2008, we drilled one exploratory hole at the Golden Chest mine. Our development work at the Golden Chest revealed a new vein we named the Clagett. It was discovered when we were driving a 440 meter ramp connecting the surface to the historic No. 3 level. In late 2008, all development activity was suspended and we focused our efforts on ore production of the Clagett vein and pillars on the Katie vein.

In 2009, mining activity at the Golden Chest was suspended in May after 1,470 tonnes were mined and milled at the New Jersey mill. The average grade of the ore was 3.22 gpt Au. The mill experienced a temporary shutdown because the grade of the material was too low to be economic.

In 2010, a single core hole was completed at the Golden Chest. On December 2, 2010, the Company formed Golden Chest LLC, an Idaho limited liability company, effectively joint venturing the Golden Chest mine with Marathon Gold USA Corp., a Colorado corporation. The agreement called for Marathon to spend four million dollars in one year to earn a 50% interest in the project. Golden Chest LLC purchased the mine from Metaline Contact Mines and J.W. Beasley Interests (Sellers) for $3,750,000. As of December 31, 2013, Golden Chest had paid $1,625,000, and has agreed to pay the Sellers $2,125,000 over the next four years with a final payment of $250,000 on the seventh anniversary. There are no production royalties underlying the Golden Chest property. The original ownership of the Golden Chest LLC was 50% Company and 50% Marathon Gold. As of December 31, 2013, the ownership has changed due to capital calls. The Company owns 47.78% and Marathon owns 52.22% in the limited liability company.

In 2011, the Golden Chest joint venture completed 11,300 meters of core drilling in 102 holes culminating in the first Canadian National Instrument 43-101 resource report for the property. The Company provided the drilling for the Golden Chest joint venture on a contract basis with two drilling rigs. Other surface work completed included the construction of a new core shed, construction of new roads, surface geologic work, surface and underground surveying, and the reestablishment of patented claim corners. Work completed underground included the rehabilitation of No. 3 level and an exploration crosscut on the Intermediate level.

In 2012, exploration continued at the Golden Chest mine until May when the lack of available financing in the junior mining market caused the suspension of all mining activities. Prior to the shutdown, a total of 7,000 meters of drilling in 42 holes were completed at the Golden Chest. Additionally, an exploration drift was completed on the Popcorn vein at the 940 level revealing a strike length of 40 meters of vein that averaged 23 gpt gold across a true thickness of 0.5 meter. Other work completed at the Golden Chest included rehabilitation of the No. 3 level and an exploration crosscut to explore the Popcorn vein. An updated National Instrument 43-101 resource estimate was completed on the Golden Chest mine February 2013.

During 2013, the Company processed vein material from the Golden Chest mine at its New Jersey mill for Golden Chest LLC. The total tonnage milled from the Golden Chest was 1,682 tonnes at an average grade of 2.46 gpt Au. This material was a combination of previously stockpiled material from exploratory raising and drifting activities along with about 200 tonnes from an exploratory raise on the Popcorn vein. Gold recovery in the floatation circuit was 91% as indicated by sampling.

On September 3, 2013, Golden Chest LLC entered into a Mining Lease with Juniper Resources, LLC (Ex. 10.2). Golden Chest LLC granted Juniper the exclusive right to conduct exploration, feasibility work, development, mining and processing minerals on the leased premises. The leased premises are commonly described as the "Skookum Shoot". Juniper paid Golden Chest LLC $50,000 upon lease execution and $200,000 on November 30, 2013. Juniper is obligated to pay Golden Chest LLC a production royalty equal to 2% of the Net Smelter Returns for all products mined and removed from the Premises and sold and delivered. The lease has a term of 39 months, though, the term can be extended for certain force majeure conditions including a gold price of $900 or less.

Juniper has agreed to make Golden Chest LLC’s land payments to J.W. Beasley Interests, LLC. Effective November 20, 2013, Juniper will pay Beasley $125,000 quarterly. Juniper completed 2,545 meters of core drilling in the Skookum area in the autumn of 2013.

Proposed Program of Exploration and Development

Currently, Juniper Resources LLC is planning to drive a ramp at the Golden Chest mine to access the Skookum shoot. As part of this exercise, Juniper will also drive a secondary escape drift to allow mining of the Skookum shoot to proceed. Juniper plans to begin the portal in the late spring of 2014. It is planned to mill the material from the Skookum Shoot at the New Jersey mill in Kellogg.

The Juniper lease allows for Golden Chest LLC to perform exploration or mining outside of the Skookum area, though, there are no current plans for these activities. The Company is the minority owner in Golden Chest LLC so Marathon USA ultimately controls the direction of future programs at the Golden Chest, and there has been no indication from Marathon that it is interested in pursuing activities outside of the Skookum area in the near term.

Current State Of Exploration and Development of The Property

The Company is considering alternative plans for the Golden Chest mine outside of the Skookum area. Currently the mine is on a care and maintenance basis and awaiting the start of Juniper Resources, LLC mining activities planned to start in the summer of 2014.

On September 3, 2013, the Golden Chest LLC entered into Mining Lease with Juniper Resources, LLC (Ex. 10.2). In the fourth quarter of 2013, Juniper Resources completed the drilling of 20 exploratory core holes that totaled 2,545 meters. Juniper also completed some site preparation and environmental permitting work to prepare for planned mine development activity.

Age, Modernization and Physical Condition of Plant and Equipment

A 30 ft by 20 ft steel-clad pole building built in 2005 is present near the ramp portal and is used as a shop and a dry storage. A second pole building 36 ft by 70 ft was erected on the site in 2011 and is used for core logging and office space. Single phase electrical power supplied by Avista Utilities has been installed to the portal site in Reeder Gulch and the new core building.

Geology and Mineralization

Gold mineralization at the Golden Chest is related to a thrust fault known as the Idaho fault and the property is located on the west limb of the Trout Creek anticline, a major north-trending fold in the Prichard formation. The Idaho fault occurs at the contact of Prichard formation units G and H. Unit G, a quartzitic unit, is the host for most of the veins while the overlying Unit H is an argillite-siltite sequence of rocks.

The Golden Chest veins are flatly-dipping, banded quartz veins ranging in thickness from centimeters to 3 meters and are generally conformable with bedding of Prichard formation argillite. Sulfide minerals including pyrite, arsenopyrite and galena occur with free gold in the quartz veins. Veins are stacked, in certain areas, to form bulk mineable bodies. Gold mineralization also occurs as disseminations in quartzite units of the Prichard formation.

Gold mineralization occurs within quartz sulfide veins associated with structural deformation of the Proterozoic Prichard Formation, and can be found along at least 1,500 meters of strike length along the Idaho fault on the property. The veins formed along planes of weakness and open spaces resulting from flexure folding and shearing on the west limb of the Trout Creek Anticline. The open spaces and planes of weakness are generally conformable to bedding and tend to form between beds of different competency. Two types of mineralized veins are present. The banded quartz sulfide veins are primarily associated with less competent siltite and argillite and contain pyrite, arsenopyrite, galena, sphalerite and occasional visible gold along fine grained dark bands. The more massive quartz sulfide veins are primarily associated with more competent quartzite and contain clots of pyrite, sphalerite, galena, chalcopyrite, scheelite and rare specs of visible gold. The gold mineralization is likely associated with nearby intrusive rocks of the Cretaceous Period.

McKINLEY PROJECT

Overview

The McKinley project was acquired by the Company in December 2013 with the acquisition of Idaho Champion Resources (ICR) and includes the historic McKinley gold mine and various gold prospects located north of Riggins, Idaho.

Location

The project consists of the McKinley mine which is located on 62 acres of patented mining claims 2.5 kilometers east of Lucile, Idaho. Additionally, the project consists of a mineral lease and unpatented mining claims covering approximately 2,500 acres extending northerly from Riggins, Idaho to Lucile over a distance of nearly 13 kilometers. Access to the site is made via a series of public and private dirt roads connected to U.S. Highway 95.

Property Ownership

The 62 acres of patented mining claims that make up the McKinley mine are held under an option to purchase from a trust for a price of $285,000 until November 18, 2014 (Ex. 10.6). The Company can perform certain due diligence including exploration drilling prior to the exercise date. The terms of the purchase will require 10% to be paid on or before November 18, 2014 with the remaining balance amortized over 15 years at a 5% interest rate with quarterly payments for 5 years, and then a balloon payment for the remaining balance. A previous lessee of the McKinley mine (Ex. 10.5) is due a 1.0% to 2.0% NSR sliding scale royalty based on the price of gold which is capped at a total of $500,000. Another 2,500 acres of land is held through a lease (Rupp Lease) (Ex. 10.7) that requires an annual rental payment of $6100, and should production be achieved a 1% NSR royalty would be due after recoupment of capital costs and an ore reserve of 250,000 ounces is achieved. About 780 acres of the mineral rights subject to the Rupp Lease royalty are held through unpatented claims which also require an annual claim fee payment to the U.S. BLM.

History of Operations

The McKinley mine has four levels and approximately 3,900 feet of underground workings that remain in good condition. The area was first worked in 1891 with intermittent activity over the following decades by unknown operators. The property was explored by Hunt Energy in the late-1970s and 1980s, and Kennecott Exploration evaluated the property in the early-1990s. In the 1990s a lessee built a small mill but processed a very small quantity, and the mill site burned in a 2012 forest fire that came through the area. Another historic mine within the project area includes the Big Easy mine which contains 1,200 feet of underground workings.

Present Condition and Work Completed on the Property

The McKinley project is an exploration project without known ore reserves. A total of 3,900 feet of underground workings are present at the McKinley and most the workings are accessible. There are two main levels separated by 300 feet with two intermediate sublevels all of which are connected by a series of sub-vertical raises. The Company and its recent predecessor, ICR, have completed underground sampling programs which included chip and channel sampling of mineralized areas. Recent results from the channel sampling program include a 9.0-meter continuous channel (consisting of 6 separate samples) that returned a weighted average grade of 17.47 gpt gold, including a 1.5-meter sample that returned 79.3 gpt gold. Other highlights included a 2.1-meter channel that returned 15.5 gpt gold, and a 1.1-meter channel that returned 17.25 gpt gold. The weighted average grade of the continuous zones is based on the sample weights as reported by ALS Chemex. The channel lengths reported above are not true widths across the vein system.

Surface exploration work completed has included a ground magnetic survey, approximately 2.4 kilometers wide and 5.6 kilometers long, across the McKinley property. The survey appears to represent the mineralization at the McKinley mine while indicating several potential target areas along the known trend, which includes several historic mines and prospects, including the Big Easy mine.

The Company has budget of about $75,000 for exploration at the McKinley project in 2014. Exploration work planned includes small-diameter core drilling, geologic mapping, channel sampling, and underground surveying.

Age, Modernization and Physical Condition of Plant and Equipment

There is no usable plant or associated equipment at the site, though, some junk equipment has been left at the site by a previous operator. There is no electrical energy available at the site.

Geology and Mineralization

The McKinley project is located within the rocks of the Riggins and Seven Devils Groups of the Blue Mountains Island-Arc Complex. Rocks of the accreted Riggins Group and Seven Devils Terrane are widely considered to be the source of coarse gold found in the extensive historic placer operations near Lucile. The McKinley project covers an extensive area of alteration/mineralization that can be classified as an orogenic gold model also known as quartz, carbonate vein type deposits.

TOBOGGAN PROJECT

Overview

In 2007, the Company conducted regional prospecting in the area around Murray, Idaho. This led to the staking of 106 claims covering eight different prospects. We named this group of claims the Toboggan Project.

Location

The Toboggan project is an exploration property without known ore reserves. The project consists of 106 unpatented lode claims covering an area of approximately 2,100 acres in and near the East Fork of Eagle Creek drainage. The Toboggan project consists of the following prospects: Gold Butte, Mineral Ridge, Golden Reward, Progress, Little Baldy, Snowslide, CA, Lost Eagle, and Independence. The claims can be accessed from May through November using a USFS dirt road.

Property Ownership

The Toboggan project is comprised of 106 unpatented mining claims owned by the Company of which 39 claims related to the Little Baldy prospect are leased to Hecla Silver Valley, Inc (Ex. 10.8) .. The lease has a 20-year term and calls for the following annual payments to NJMC $10,000 from 2014 to 2016; $15,000 from 2017 to 2019; $20,000 for 2020, and $48,000 thereafter. A work commitment of $200,000 by September 2017 is required of Hecla with increasing work commitments thereafter. Should gold production be realized from the leased claims, a 2% net smelter return royalty is due NJMC.

History of Operations

Historic workings are present at the Gold Butte prospect and consist of seven adits connected by a system of narrow roads. Most of the underground work appears to have been completed by 1941. Two holes were drilled on the Gold Butte prospect in the 1980’s. Prior geophysical exploration work by Cominco-American in the Toboggan Creek area in the mid 1980’s found a large CSAMT geophysical anomaly, roughly two square kilometers in area. In 1987, Cominco American drilled a hole 500 meters in depth that was located on the eastern edge of the anomaly. It appears that the hole may have been located too far to the east, and that it was not drilled deep enough to investigate the large geophysical anomaly. Nord-Pacific completed a gold exploration program in the Mineral Ridge area including a soil sampling program and a reverse-circulation drilling program in 1992. Nord-Pacific identified several anomalous gold zones with their soil sampling and completed nine holes totaling 850 meters in their drilling program. All of the drillholes intercepted anomalous gold mineralization including a 1.5 meter intercept of 18.9 gpt gold. Historic workings at the Mineral Ridge prospect, which were completed before Nord-Pacific’s work, include six adits as well as numerous pits and trenches. The Independence area was originally staked in 1906 and was active intermittently through the 1900’s. Work completed included four adits, and numerous pits and trenches.

In 2007, the Company drilled an exploratory core hole at the Snowslide gold prospect.

For the period from March 2008 through March 2011, the Toboggan project was an exploration joint venture between Newmont Mining Corporation and the Company.

In 2009, Newmont drilled six core holes for a total of 1,359 meters at the Toboggan Project. We drilled two holes drilled at each of the following prospects: Mineral Ridge, Golden Reward and Gold Butte. The purpose of the year’s drilling program was to investigate geochemical soil anomalies, geophysical anomalies and also to gain a better understanding of the geology. This drilling was completed on a contract basis by the Company. The drilling confirmed widespread areas of gold mineralization associated with tellurium. Additionally, the continuity of the mineralized structure at the Gold Butte was extended below the surface. Information gained from this exploration program which also included soil sampling, surface rock sampling, and geologic mapping was used to target potential areas of high grade gold mineralization commonly found in gold-telluride systems. Drill core was logged, cut, and sampled by Newmont personnel in a secure facility. Newmont’s geologists observed a quality control program which utilized known sample standards and duplicate samples. Assaying was completed by ALS Chemex of Reno, Nevada. The Company filed a lawsuit was filed in federal district court against the United States Forest Service and a private party seeking to re-open the East Fork of Eagle Creek road which is a much better access route to the Toboggan Project.

In 2010, the Company continued contract drilling for Newmont on the Toboggan Project. A total of 914 meters in eight holes of core drilling were completed and 941 meters in seven holes of reverse-circulation drilling were completed by Newmont. The results from the Newmont drilling included wide intersections of anomalous intervals of gold mineralization, but no ore grade intercepts.

Newmont completed three seasons of exploration work spending approximately $2,000,000, and then dropped the project in 2011, All of the exploration data was turned over to the Company, and Newmont quit claimed all of the mining claims back to the Company.

In 2012, the Company’s lawsuit against the United States Forest Service to reopen the East Fork of Eagle Road was unsuccessful. Shoshone County planned to appeal the decision.

In September, 2012, the Company leased 39 unpatented lode claims to Hecla Silver Valley, Inc (Ex. 10.8) .. Hecla owns adjoining patented claims. This lease is a part of the gold-telluride prospect known as Little Baldy. The Little Baldy prospect was discovered by soil sampling completed during Newmont’s three year exploration program in the area. A gold-in-soil anomaly of approximately 700 meters by 300 meters was discovered by Newmont which is centered on Hecla’s claims but overlaps onto the Company's Little Baldy claims which are now leased to Hecla. Surface sampling by Newmont of mineralized rocks showed extremely high gold values with the highest grade sample assaying 2,130 grams per tonne (gpt) gold. The gold mineralization at Little Baldy exhibits the typical association with tellurium found elsewhere in the Toboggan Project as the high grade sample assayed greater than 500 parts per million (ppm) tellurium.

Present Condition and Work Completed on the Property

During 2008, Newmont completed a comprehensive early-stage exploration program. Work completed included the staking of additional claims significantly increasing the area of the joint venture, soil sampling, rock sampling, geologic mapping, a ground-based geophysical survey at the Gold Butte, and an airborne geophysical survey over the entire joint venture area. During 2009, Newmont completed a core drilling program that consisted of six holes for a total of 1,359 meters. Two holes were drilled at each of the following prospects: Mineral Ridge, Golden Reward and Gold Butte. The best gold intercept drilled was at the Gold Butte where a pyritic quartz vein was encountered at 24.0 meters below the surface that assayed 2.5 gpt gold over 4.0 meters including a higher grade section that assayed 7.15 gpt gold over 1.0 meter. Thick intercepts of anomalous, but low-grade gold mineralization were drilled at the Mineral Ridge and the Golden Reward prospects. Newmont also completed geologic mapping, surface rock sampling, soil sampling, and additional claim staking. During 2010, Newmont completed both core and reverse-circulation (RC) drilling at the Toboggan project. A total of eight core holes totaling 914.2 meters and seven RC holes totaling 941 meters were drilled. Six of the core holes were drilled at Gold Butte and intercepted a fault with anomalous gold mineralization. The remaining two core holes were drilled at Mineral Ridge and both holes were terminated before hitting the target due to difficult ground conditions. The seven RC holes were drilled at various prospects near Toboggan Creek and RC-7 was the most promising with 100 meters of 100 ppb gold at the Golden Reward prospect. Newmont obtained the USFS permit necessary to drill their best targets after the conclusion of the 2010 exploration season. No exploration work was completed on the project in 2013.

Joint venture partners will be sought to help advance the project.

Age, Modernization and Physical Condition of Plant and Equipment

No electrical energy is available at the site.

Geology and Mineralization

Gold mineralization tends to occur in structurally controlled zones within the Prichard Formation which may be associated with large structures such as the Murray Peak fault, the Bloom Peak fault, and the Niagara fault. The gold mineralization can occur either as discrete, high-grade quartz veins or within wide zones of brecciation. Geochemical analysis of soils and rocks has led to the discovery of very high levels of tellurium associated with zones of higher grade gold mineralization. Electron microprobe analysis has shown the presence of gold-silver electrum and the telluride mineral petzite. The presence of telluride minerals along with the presence of alkaline intrusive rocks and areas of potassic alteration has led the Company to believe the gold mineralization may be associated with yet unobserved alkaline intrusions.

GIANT LEDGE

Location

The Giant Ledge prospect is an exploration project without known ore reserves. Our program is exploratory. It lies about 4 miles southeast of Murray, Idaho, in the Granite Creek drainage, and is accessed by an historic road that has been washed out in areas.

Property Ownership

The Company’s land position consists of 10 unpatented lode claims covering an area of 200 acres. The claims were staked in 2008 by the Company.

History of Operations

The Giant Ledge prospect was active in the 1920’s when a 122 meter deep shaft was sunk and about 450 meters of drift development was completed. A flotation mill was erected and a minor amount of production was achieved. Bunker Hill Mining Company examined and mapped the mine workings in the 1950’s. Sunshine Mining Company conducted exploration at the Giant Ledge in the mid-1980’s and drilled two core holes.

Present Condition and Work Completed on the Property

No work was completed at the Giant Ledge property in 2013.

The Company was able to procure the drill core from Sunshine Mining Company's drilling program, and the core was re-logged and assayed. The best of the mineralization showed 4.6 meters of 0.908 gpt gold and 0.24% combined copper and lead. An extensive soil sampling program was completed in conjunction with a VLF and magnetometer survey. Results of the soil sampling show a 600 meter diameter gold anomaly and the magnetometer survey shows a magnetic low coincident with the gold anomaly.

Age, Modernization and Physical Condition of Plant and Equipment

No electrical power is present at the site.

Geology and Mineralization

The property hosts polymetallic lead, copper and gold mineralization in and along the contact of an igneous intrusive. The main rock types found at the property are argillites and siltites of the Proterozoic Prichard Formation and monzonite associated with the Gem Stocks. The east contact between the Prichard and the intrusive is the French Gulch Fault which is a steeply dipping reverse fault, with the down dropped side on the west.

Exploration and Development Plans

If sufficient funds are available, the Company will perform a ground-based geophysical survey utilizing induced polarization (IP).

SILVER BUTTON/ROUGHWATER PROSPECT

Location

The Silver Button is an exploration project without known ore reserves, covers an area of 20 acres, and is located in the Clark Fork mining district of northern Idaho. Clark Fork is about 60 miles north of Kellogg, Idaho. Access to the site is via foot trail.

Property Ownership

The property was staked by the Company in 2004 and is located in the Lightning Creek drainage.

History of Operations

There is no previous operating history.

Present Condition and Work Completed on the Property

Only preliminary field sampling and claim staking have taken place at the prospect. No additional exploration is planned at this time.

Age, Modernization and Physical Condition of Plant and Equipment

No electrical power is available at the site.

Geology and Mineralization

Float collected from over a 100 meter length of a vein subcrop on a talus slope contained silver minerals as identified by microscopic and chemical analyses. Silver mineralization consists of black sooty coatings of argentite, a silver sulfide on quartz veining. The host rock is Prichard formation and an igneous intrusion is located nearby.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of May 1, 2014 provided by the Company’s stock transfer agent regarding any person who is known to the Company to be the beneficial owner of more than five percent (5%) of any class of the Company’s voting securities. Except as noted below, each holder has sole voting and investment power with respect to the shares of the Company Common Stock listed as owned by that person.

Security Ownership of Certain Beneficial Owners

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class
Common	John A. Swallow 201 North 3rd Street Coeur d’Alene, Idaho 83814	6,333,334 direct 4,000,000 indirect (a)	12.96%
Common	Fred W. Brackebusch[1] P.O. Box 1019 Kellogg, Idaho 83837	2,503,917 indirect (b) 1,882,861 direct	5.50%

(a)

These shares are held in NFS/FMTC Roth IRA FBO John A. Swallow.

(b)

Fred W. Brackebusch owns 89.6% of Mine Systems Design, Inc. (MSD) which is a corporation that owns 2,794,500 common shares of the Company. Neither MSD nor Fred W. Brackebusch has the right to acquire any securities pursuant to options, warrants, conversion privileges or other rights. Mr. Brackebusch has voting and dispositive control of MSD.

The following table sets forth information as of May 1, 2014 provided by the Company’s stock transfer agent regarding each director’s qualifying shares, beneficially owned by all directors and nominees and each named executive

1 At a meeting of the Board of Directors of the Company on August 29, 2013, Fred W. Brackebusch resigned as President, Director and Treasurer of the Company.

Security Ownership of Management

(1) Title of Class	(2) Name of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class
Common	John A. Swallow 201 North 3rd Street Coeur d’Alene, Idaho 83814	6,333,334 4,000,000 (a)	12.96%
Common	Delbert Steiner 201 North 3rd Street Coeur d’Alene, Idaho 83814	1,000,000	1.25%
Common	Grant A. Brackebusch 89 Appleberg Road Kellogg, Idaho 83837	290,633 indirect (b) 727,860 direct	1.28%
Common	Fred W. Brackebusch[1] P.O. Box 1019 Kellogg, Idaho 83837	2,503,917 indirect (c) 1,882,861 direct	5.50%
Common	Ivan R. Linscott[2] 7150 Burke Road Wallace, Idaho 83873	235,500	0.30%
Common	William C. Rust[3] P.O. Box 648 Wallace, Idaho 83873	195,000	0.24%
Common	M. Kathleen Sims[4] 2745 Seltice Way Coeur d’Alene, Idaho 83814	208,000	0.26%
Common	All Directors and Executive Officers as a group (3 individuals)	11,623,967	15.49%

(a)

These shares are held in NFS/FMTC Roth IRA FBO John A. Swallow. The shares were purchased as part of the Company’s Regulation D Rule 506(b) equity offering completed on October 31, 2013. Each unit purchased in the offering consisted of one (1) share of the Company’s common stock and One Half (½) purchase warrant, each full warrant exercisable for one (1) share of the Company’s stock at $0.15 through May 31, 2015. By virtue of the purchase John A. Swallow holds 2,000,000 warrants.

(b)

Grant Brackebusch owns 10.4% of Mine Systems Design, Inc. (MSD) which is a corporation that owns 2,794,550 common shares of the Company. Neither MSD nor Grant Brackebusch has the right to acquire any securities pursuant to options, warrants, conversion privileges or other rights.

(c)

Fred W. Brackebusch owns 89.6% of Mine Systems Design, Inc. (MSD) which is a corporation that owns 2,794,500 common shares of the Company. Neither MSD nor Fred W. Brackebusch has the right to acquire any securities pursuant to options, warrants, conversion privileges or other rights.

(d)

No other Director or Officer has the right to acquire any securities pursuant to options, warrants, conversion privileges or other rights. No shares are pledged as security.

1 At a meeting of the Board of Directors of the Company on August 29, 2013, Fred W. Brackebusch resigned as President, Director and Treasurer of the Company.

2 At a meeting of the Board of Directors of the Company on August 29, 2013, Ivan R. Linscott resigned as a member of the Board of Directors of the Company.

3 At a meeting of the Board of Directors of the Company on August 29, 2013, William C. Rust resigned as a member of the Board of Directors of the Company.

4 At a meeting of the Board of Directors of the Company on August 29, 2013, M. Kathleen Sims resigned as a member of the Board of Directors of the Company.

Securities Authorized for Issuance under Equity Plans

 The Company does not have an equity compensation plan for issuance of warrants, options or rights. The Company occasionally pays for goods or services with unregistered Common Stock and uses the average bid price of the stock, as quoted on the OTC Markets, at the time to determine current fair market value and subsequently the number of shares to be issued.

Changes in Control

The Company is not aware of any arrangements, the operation of which may at a subsequent date result in a change of control.

Item 5. Directors and Executive Officers

Name	Age	Position	Term
Fred W. Brackebusch	69	President, Director & Treasurer	7/18/1996 – 8/29/2013[1]
Ivan R. Linscott	70	Director	9/21/2004 – 8/29/2013[2]
William C. Rust	67	Director	9/21/2004 – 8/29/2013[3]
M. Kathleen Sims	69	Director	9/25/2003 – 8/29/2013[4]
Tina C. Brackebusch	44	Secretary	1/1//1997 – 8/29/2013[5]
Delbert W. Steiner	69	Chief Executive Officer, Board Chairman	8/29/2013 - present
John Swallow	48	President, Director	8/29/2013 - present
Grant Brackebusch	44	Vice President, Director	7/18/1996 - present

Directors are elected by shareholders at each annual shareholders meeting and hold their office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Identification of certain significant employees

The Company does not have any significant employees.

Family Relationships

Fred W. Brackebusch is the father of Grant A. Brackebusch. Tina C. Brackebusch is the wife of Grant A. Brackebusch.

Business Experience

Fred W. Brackebusch, P.E. served as the Chairman of the Board, President, Chief Executive Officer and Treasurer of the Company from 7/18/1996 until he resigned from those positions on 8/29/2013. He holds a B.S. and an M.S. in Geological Engineering from the University of Idaho. He is a consulting engineer with extensive experience in mine development, mine backfill, mine management, permitting, process control, and mine feasibility studies. He has over 40 years of experience in the Coeur d’Alene Mining district in the State of Idaho. He has been the principle owner of Mine Systems Design, Inc., a mining consulting business, which is also a large shareholder in the Company, since 1987.

Ivan R. Linscott, PhD served as the Vice President and Director of the Company from 9/21/2004 until he resigned from those positions on 8/29/2013. He is a physicist at Stanford University. He is a Senior Research Associate for radioscience spacecraft instrument development and is a Co-Investigator and Science Team Member for the New Horizons Mission to encounter the planet Pluto. Dr. Linscott has a strong interest in doing research on exploration techniques in the Coeur d’Alene Mining District in the State of Idaho. He has made significant contributions to the Company’s exploration program by performing geophysical surveys on the Company’s properties with the innovative use of experimental geophysical techniques.

1 At a meeting of the Board of Directors of the Company on August 29, 2013, Fred W. Brackebusch resigned as President, Director and Treasurer of the Company.

2 At a meeting of the Board of Directors of the Company on August 29, 2013, Ivan R. Linscott resigned as a member of the Board of Directors of the Company.

3 At a meeting of the Board of Directors of the Company on August 29, 2013, William C. Rust resigned as a member of the Board of Directors of the Company. William C. Rust resigned his position on the Audit Committee by virtue of his resignation from the Board.

4 At a meeting of the Board of Directors of the Company on August 29, 2013, M. Kathleen Sims resigned as a member of the Board of Directors of the Company. M. Kathleen Sims resigned from her position on the Audit Committee by virtue of her resignation from the Board.

5 At a meeting of the Board of Directors of the Company on August 29, 2013, Tina C. Brackebusch resigned as corporate Secretary.

William C. Rust served as a Director of the Company from 9/21/2004 until he resigned from that position on 8/29/2013. He is a metallurgical engineer with extensive experience in the Silver Valley in the State of Idaho. He worked for Asarco as Chief Metallurgist. He also worked for CoCa mines at the Grouse Creek mine in Central Idaho and for McCulley, Frick and Gilman, an environmental consulting firm. He was all the Mill Manager and Senior Metallurgist with Getchell Gold Inc. in Nevada which operated a 3,200 ton/day gold plant. Mr. Rust is currently self-employed as a metallurgical engineering consultant. He was formerly a member of the Company’s Audit Committee.

M. Kathleen Sims served as a Director of the Company from 9/25/2003 until she resigned from that position on 8/29/13. She is a successful business woman who is majority owner of a Honda car dealership in Coeur d’Alene, Idaho. She is currently a Congresswoman in the Idaho Legislature. She was formerly as State Senator in the Idaho Legislature. She is a former member of the State of Idaho Human Rights Commission and is active in the Idaho Republican Party. She has extensive experience in starting a business with necessary experience in financing, business plans and management. She was formerly the chairperson of the Audit Committee.

Tina C. Brackebusch served as corporate Secretary of the Company from 1/1/1997 until she resigned from that position on 8/29/13. She served as the Office Manager for the Company since 1/1/1997 as well. She holds B.S. in Secondary Education from the University of Idaho and teaches English at Wallace High School in Wallace, Idaho.

Delbert Steiner was named the Chief Executive Officer and Chairman of the Board of Directors of the Company on August 29, 2013. He holds a B.S. from Lewis Clark State College and a Juris Doctor from the University of Idaho. He has held the position of CEO and Chairman for the Vancouver based Premium Exploration, Inc. since 2005 and was responsible for day to day business and financial decision making. He practiced law for more than 25 years and has an extensive background in environmental and mining law, including permitting projects from the exploration to mining phases. Mr. Steiner’s extensive background in the mining industry and in operating a publicly traded company qualifies him to sit on the Board of the Company.

John Swallow was named the President and a Director of the Company on August 29, 2013. He holds a B.S. in Finance from Arizona State University. Mr. Swallow was the Vice President of Timberline Drilling, Inc. from November 2011 until accepting the role of President with the Company. From September 2009 until November 2011 Mr. Swallow was self-employed. From January 2006 until September 2009 he served as chairman of Timberline Resources Corporation. He brings wide-ranging experience from within the local mineral exploration industry as well as extensive knowledge of the junior equity markets. Mr. Swallow’s extensive experience in the drilling industry, his previous roles as a chairman of a board and as a vice president of a corporation qualify him to sit on the Board of the Company.

Grant A. Brackebusch, P.E. has served as the Vice President and a Director of the Company since 1996. He holds a B.S. in Mining Engineering from the University of Idaho. He is registered in Idaho as a Professional Engineer. He has worked for New Jersey Mining Company since 1996. Currently he supervises the daily operations of the exploration program at the Golden Chest, but also has experience with NJMC in mill operations, engineering, and environmental permitting. His background in the mining industry includes open pit mining planning and supervision as well as various engineering and geotechnical tasks. Mr. Brackebusch’s extensive mining background, knowledge of the Company’s day to day operations, and industry expertise qualifies him to sit on the Board of the Company.

Involvement in Certain Legal Proceedings

To the Company's knowledge, none of the following events have occurred during the past ten (10) years and that are material to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer of the registrant:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Promoters and Control Persons

To the Company's knowledge, none of the following events have occurred during the past five (5) years and that are material to an evaluation of the ability or integrity of any promoter or control person of the registrant:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Shareholder Communications

Company shareholders who wish to communicate with the Board of Directors or an individual director may write to New Jersey Mining Company’s office located at 201 N. Third Street, Coeur d’Alene, Idaho 83814. Your letter should indicate that you are a shareholder and whether you own your shares in your name or in the name of an entity. Letters received will be retained until the next Board meeting when they will be available to the addressed director. Such communications may receive an initial evaluation to determine, based on the substance and nature of the communication, a suitable process for internal distribution, review and response or other appropriate treatment. There is no assurance that all communications will receive a response.

REPORTS TO SECURITY HOLDERS

The Company is not required to deliver an annual report to shareholders and does not plan to provide an annual report in 2013. The public may read a copy of any materials the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and SEC.

The Company maintains a website where recent press releases and other information can be found. A link to the Company’s filings with the SEC will be provided on the Company’s website: www.newjerseymining.com.

Conflict of Interest Policy

Our policy was established to guard against any potential conflicts of interest. As the Company grows it will be the job of the audit committee to decide if additional controls need to be put in place.

Code of Ethics

The Board of Directors adopted a Code of Ethical Conduct (Ex.14).

Meetings and Committees of the Board Of Directors

We presently have no formal independent Board committees. Until further determination, the full Board of Directors will undertake the duties of the audit committee, compensation committee and nominating and governance committee.

Compensation Committee

The Board of Directors, in its Compensation Committee role, will be responsible for recommendations to the Board of Directors respecting the compensation of our named executive officers.

Audit Committee

The Board of Directors, in its Audit Committee role, will be responsible for selecting the Company’s independent auditors, approve the scope of audit and related fees, and review financial reports, audit results, internal accounting procedures, related-party transactions, when appropriate, and programs to comply with applicable requirements relating to financial accountability. The Audit Committees function will include the development of policies and procedures for compliance by the Company and its officers and directors with applicable laws and regulations. The audit committee has reviewed and discussed the attached audited financial statements with management. The audit committee has received written disclosures from the independent accountant required by Independence Standard Board Standard No. 1, as amended, as adopted by the PCAOB in Rule 3600T and has discussed the independence of the company’s certifying accountant. Based on this review and discussion, the Board of Directors, in its audit committee role, recommended that the audited financial statements be included in this Annual Report.

Nomination and Governance Committee

The Board of Directors, in its Nomination and Governance Committee role, will be responsible for recommendations to the Board of Directors respecting corporate governance principles; prospective nominees for Director; Board member performance and composition; function, composition and performance of Board committees; succession planning; Director and Officer liability insurance coverage; and Director’s responsibilities.

Item 6. Executive Compensation

Compensation of Named Executive Officers

The table below includes summary of cash and other compensation granted to Fred W. Brackebusch, the Company’s former President and Chief Executive Officer, and Grant A. Brackebusch, the Company’s current Vice President, John Swallow the current President and Delbert Steiner the current Chief Executive Officer, (the “Named Executive Officers”)

Executive Officer Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards[1] ($)	Options awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Fred Brackebusch, President	2013			1,000					1,000
	2012	54,167		1,625					55,792
Grant Brackebusch, Vice President	2013	24,167		2,250					26,417
	2012	35,139		1,625					36,764
Delbert Steiner, Chief Executive Officer	2013	20,000							20,000
John Swallow, President	2013	0							0

(1)

Stock Awards include fees earned as Directors. The Company has valued all Stock Awards granted at fair value as computed in accordance with FASB Accounting Standards Codification Topic 718.

The compensation of the Named Executive Officers has been set by disinterested members of the Board of Directors to a level competitive with other mining companies of similar size with similar types of operations. The executive stock compensation is for services as executives. The Company does not have a retirement plan for its executive officers and there is no agreement, plan or arrangement that provides for payments to executive officers in connection with resignation, retirement, termination or a change in control of the Company.

Discussion, Analysis and Overview of Compensation Program

Compensation Philosophy: Our general compensation philosophy will be designed to link an employee’s total cash compensation with our performance, the employee’s department goals and individual performance. Given our limited operations and limited capital resources, we are subject to various financial restraints in our compensation practices. As an employee’s level of responsibility increases, there will be a more significant level of variability and compensation at risk. By linking incentive compensation to the performance of the Company, we believe that it will create an environment in which our employees will be stakeholders in our success and, thus, benefit all shareholders. As the Company moves from an exploration stage company to a revenue generating company we plan to bring on employees and develop written employee compensation guidelines.

Executive Compensation Philosophy: Our executive compensation philosophy will be designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. We will attempt to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of specified performance objectives, and stock awards through some form of long term incentive plan. We believe that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations and stock awards will provide long term incentives.

In making compensation decisions, the board of directors, in its compensation committee role, will compare each element of total compensation against companies referred to as a “compensation peer group.” The compensation peer group will be a group of companies that the compensation committee will select from readily available information about small companies engaged in similar businesses and with similar resources. As the Company moves from a exploration stage company to a revenue generating company we plan to bring develop written executive compensation guidelines.

Outstanding Equity Awards at Fiscal Year-end

The Company does not currently award the Named Executive Officers options to purchase the Company’s shares, and there were no outstanding equity awards as of December 31, 2013.

Director Compensation

A summary of compensation for the Company’s non-employee Directors, including Ivan R. Linscott, William C. Rust and M. Kathleen Sims for the year ending December 13, 2013 are as follows:

Director Summary Compensation Table

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ivan R. Linscott	2013		1,000					1,000
	2012		1,625					1,625
William C. Rust	2013		1,000					1,000
	2012		1,625					1,625
M. Kathleen Sims	2013		1,000					1,000
	2012		1,625					1,625

(1)

Directors Fred W. Brackebusch and Grant A. Brackebusch were executive officers of the Company, therefore, disclosure regarding their compensation as Directors is included in the Executive Officer Compensative Table above.

(2)

As discussed below, the Directors are each awarded 25,000 common shares of restricted stock as annual compensation. The Company valued the awards granted at fair value as computed in accordance with FASB Accounting Standards Codification Topic 718.

At a Board of Directors meeting on November 9, 2009, the Directors approved a compensation plan for the Board of Directors under which each Director receives 25,000 shares of unregistered Common Stock per year. In 2012 these shares were valued at $1,625 per director. In 2013 these shares were valued at $1,000 per director for all retired Directors and $2,250 for the remaining director Grant Brackebusch. No additional fees are paid for attendance at Board of Directors’ meetings, committee membership or committee chairmanship. On occasion, Directors are retained for consulting services unrelated to their duties as Directors. These consulting services are either paid in cash or with unregistered Common Stock according to the Company’s policy for share-based payment of services.

The Company does not have a retirement plan for its Directors and there is no agreement, plan or arrangement that provides for payments to Directors in connection with resignation, retirement, termination or a change in control of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Fiscal Year Ended December 31, 2011:

On or about December 31, 2011, the Company issued 150,000 shares of its unregistered common stock to members of the Board of Directors and Officers for their services. These stock awards were recorded as directors’ fees of $5,000 and management fees of $5,000 based upon the estimated value of the shares issued and services rendered. The issuance was strictly limited to persons in the United States who met certain minimum financial (accredited investors) or sophistication requirements. In management’s opinion, the securities were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. Fred W. Brackebusch, Grant A. Brackebusch and Tina Brackebusch each received 25,000 shares for their services as directors and officers.

Fiscal Year Ended December 31, 2012:

On November 15, 2012, the Company quitclaimed and released its interest in a Lease Agreement commonly known as the “Miner’s Slough and Teddy Parcel” back to the Lessor Mine Systems Design, Inc. (“MSD”). MSD is owned by Fred Brackebusch, President and Chairman of the Company and his son Grant A. Brackebusch, Vice President and Board member of the Company. The lease required the payments in the form of a production royalty of 3% of the net smelter return of all ores or concentrates of leased substances mined and shipped from the leased premises. This royalty was to be accounted for and paid monthly. The lease was terminated in accordance with the termination provision in Section 16.2.

During the fiscal year ended December 31, 2012, the Company issued 150,000 shares of its unregistered common stock to members of the Board of Directors and Officers for their services. These stock awards were recorded as directors’ fees of $8,125 and management fees of $1,625 based upon the estimated value of the shares issued and services rendered. The issuance was strictly limited to persons in the United States who met certain minimum financial (accredited investors) or sophistication requirements. In management’s opinion, the securities were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. Fred W. Brackebusch, Grant A. Brackebusch and Tina Brackebusch each received 25,000 shares for their services as directors and officers.

Fiscal year ended December 31, 2013:

On or about August 29, 2013 the Company issued 125,000 shares of unregistered common stock to its retiring directors and officers for services rendered to the Company. The shares were valued at $0.04 per share based upon fair value at the time of issuance. On December 31, 2013 the Company issued 25,000 shares to Grant Brackebusch for services as a Director of the Company. The shares were valued at $0.09 per share based upon fair value at the time of issuance. The issuances were strictly limited to persons in the United States who met certain minimum financial (accredited investors) or sophistication requirements. In management’s opinion, the securities were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

On December 31, 2013 the Company entered into an Exchange Agreement with Idaho Champion Resources, an Idaho limited liability company (“ICR”), whereby the Company acquired One Hundred Percent (100%) of the membership units of ICR in exchange for 5,000,000 shares of unregistered common stock valued at $0.05 per share (Ex. 10.3). John Swallow, President and Board member of the Company personally owned 26.666% of the membership units of ICR and exchanged his units for 1,333,334 shares of unregistered common stock of the Company with an attributable dollar value of $66,650.

Review, approval or ratification of transactions with related persons.

Not required for Smaller Reporting Companies.

Promoters and Certain Control Persons

The Company is not aware of any promoter related transactions during the last five fiscal years. Delbert W. Steiner, the Company’s Chief Executive Officer is currently the Company’s control person.

Director Independence

The Board of Directors has determined that Delbert Steiner, John Swallow and Grant Brackebusch are not independent directors.

The Board of Directors does not have separately designated nominating or compensation committees. The entire Board performs these functions. At a Board of Directors meeting on September 21, 2004, the Directors approved an audit committee. The audit committee is currently vacant.

Item 8. Legal Proceedings.

The Company is not subject to any material pending legal proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

 The Company's Common Stock currently trades on the OTC Pinks tier of the OTC Markets under the symbol "NJMC". The following table sets forth the range of high and low bid prices as reported by the OTC Markets for the periods indicated. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Year Ending December 31, 2012	High Bid	Low Bid
First Quarter	$0.24	$0.16
Second Quarter	$0.18	$0.10
Third Quarter	$0.16	$0.10
Fourth Quarter	$0.14	$0.06
Year Ending December 31, 2013	High Bid	Low Bid
First Quarter	$0.08	$0.05
Second Quarter	$0.06	$0.04
Third Quarter	$0.05	$0.04
Fourth Quarter	$0.08	$0.07

Shareholders

As of May 1, 2014 there were approximately 79,760,148 common shares issued and outstanding held by 354 shareholders of record.

Transfer Agent

Our transfer agent is Columbia Stock Transfer located at 1869 E. Seltice Way Suite 292, Post Falls, ID 83854.

Dividend Policy

The Company has not declared or paid cash dividends or made distributions in the past and the Company does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Company currently intends to retain and reinvest future earnings, if any, to finance its operations.

Securities Authorized for Issuance Under Equity Compensation Plans

None

Item 10. Recent Sales of Unregistered Securities.

Occasionally, the Company pays for goods and services with restricted common stock. The Company’s policy is to determine the fair value of the goods or services, and then issue the number of corresponding shares using the bid price for the Company’s common stock as quoted on the OTC Markets.

Fiscal Year ended December 31, 2013:

On May 6, 2013 the Company sold 200,000 shares of its common stock to Juniper Resources for $10,000 cash. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On May 22, 2013 the Company issued 180,000 shares of its common stock to Revett Metal Associates in lieu of lease payments due on the Niagara and Copper Camp properties. The shares were valued at $0.05 per share based upon market value at the time of issuance. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On September 24, 2013, the Company conducted a private placement of unit securities. Each unit consisted of one (1) share of the Company’s common stock and One Half (½) purchase warrant, each full warrant exercisable for one (1) share of the Company’s stock at $0.15 per share through May 31, 2015. As of the private placement closing on October 31, 2013, 22,000,000 units were sold for gross proceeds of $1,100,000 before deducting 10% brokerage fees. Pennaluna & Co. acted as the Company’s placement agent. The sale of units was limited to accredited investors in the United States. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D Rule 506. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On September 29, 2013 the Company issued 125,000 shares of common stock to its retiring directors and officers for services rendered to the Company. The shares were valued at $0.04 per share based upon fair value at the time the directors and officers retired. The issuance was limited to accredited investors in the United States. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On October 20, 2013 the Company issued 714,286 shares of common stock to Timberline Drilling for drilling services provided to the Company. The shares were valued at $0.07 per share based upon market value at the time of issuance. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On December 31, 2013 the Company issued 5,000,000 shares of common stock valued at $0.05 per share based upon fair value at the time issuance in consideration for an Exchange Agreement (Ex.10.3) under the terms of which the Company received 100% of the membership units of Idaho Champion Resources, LLC. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

Fiscal Year ended December 31, 2012:

On December 31, 2012 the Company issued 150,000 shares of common stock to its directors and officers for services rendered to the Company. The shares were valued at $0.065 per share based upon fair value at the time of issuance. The issuance was limited to accredited investors in the United States. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On November 28, 2012 the Company issued 60,000 shares of its common stock to Revett Metal Associates in lieu of lease payments due on the Copper Camp property. The shares were valued at $0.10 per share based upon market value at the time of issuance. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

Fiscal Year ended December 31, 2011:

On December 31, 2011 the Company issued 150,000 shares of common stock to its directors and officers for services rendered to the Company. The shares were valued at $0.20 per share based upon fair value at the time of issuance. The issuance was limited to accredited investors in the United States. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On December 31, 2011 the Company issued 80,200 shares of common stock to its employees for services rendered to the Company. The shares were valued at $0.20 per share based upon fair value at the time of issuance. The issuance was limited to accredited investors in the United States. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On November 28, 2011 the Company issued 30,000 shares of its common stock to Revett Metal Associates in lieu of lease payments due on the Copper Camp property. The shares were valued at $0.20 per share based upon market value at the time of issuance. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On October 1, 2011 the Company issued 5,000 shares of common stock valued at $0.20 per share based upon fair value at the time of issuance in consideration for services rendered to the Company. The services were related to mineral exploration and the issuance was limited to accredited investors in the United States. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

On April 6, 2011 the Company sold 22,800 shares of its common stock for $5,000 cash. The issuance was limited to accredited investors in the United States. The Company relied on the transaction exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act") since the issuance of these securities by the Company did not involve a “public offering”. The shares are deemed restricted securities which may not be publicly sold unless registered for resale with the Securities and Exchange Commission or exempt from the registration requirements of the Act.

Item 11. Description of Registrant’s Securities to be Registered.

The Company is authorized to issue 200,000,000 shares of common stock, no par value and 1,000,000 shares of preferred stock, no par value. As of May 1, 2014, there were 79,760,148 common shares issued and outstanding and no preferred shares outstanding.

Common Stock

Voting Rights. Each stockholder, on each matter submitted to a vote at a meeting of stockholders, has one vote for each share registered in the stockholder’s name on the books of the Company.

Quorum. At any meeting of the Shareholders, a majority of all the Shares entitled to vote, represented by Shareholders of record in person or by proxy, shall constitute a quorum at a meeting of Shareholders, but in no event shall a quorum consist of less than one-third (1/3) of the Shares entitled to vote at the meeting. When a quorum is present at any meeting, action on a matter is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the question is one upon which, by express provision of law or of the Articles of Incorporation or of these Bylaws, a different vote is required. Once a quorum is present, Shareholders may continue to transact business at the meeting notwithstanding the withdrawal of enough Shareholders to otherwise leave less than a quorum

Dividend rights. The Board of Directors may, from time to time, declare and the Company may pay dividends on its outstanding shares of Common Stock in cash, property, or its own shares, except when the Company is insolvent or when the payment thereof would render the Company insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in the Company’s governing documents or applicable law. The Company has never paid, and has no plans to pay, any dividends on its shares of Common Stock.

No Cumulative Voting Rights. Our stock does not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting in an election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) would not be able to elect any directors.

Preemptive Rights. The stockholders of the Company do not have a preemptive right to acquire the Company’s unissued shares

Right to Amend Bylaws. The Bylaws of the Company may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at any regular or special meeting of the stockholders. The Board of Directors has the power to make, alter, amend and repeal the Bylaws of the Company. However, any such Bylaws, or any alteration, amendment or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the stock entitled to vote at any stockholders’ meeting.

Preferred Stock

We are authorized to issue 1,000,000 shares of Preferred Stock. As of January 24, 2014, there were no shares of preferred stock issued and outstanding.

The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions hereof, at its option, from time to time, to divide all or any part of the Preferred Stock into series thereof, to establish from time to time the number of shares to be included in any such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof, and to determine variations, if any, between any series so established, but all shares of the same class shall be identical except as to the following relative rights and preferences as to which there may be variations between series:

(a) the number of shares constituting each such series and the distinctive designation of such series;

(b) the rate of dividend, if any, and whether dividends shall be cumulative or noncumulative;

(c) whether or not such series shall be redeemable and, if so, the terms and conditions upon which shares of such series shall be redeemable, including the date or dates after which they shall be redeemable, and the amount per share payable in cases of redemption, which amount may vary under different conditions and at different redemption dates;

(d) the rights, if any, of such series in the event of dissolution of the Corporation or upon any distribution of the assets of the Corporation, including with respect to voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(e) the extent, if any, to which such series shall have the benefit of any sinking fund provisions for redemption or purchase of shares;

(f) whether or not the shares of such series shall be convertible and, if so, the terms and conditions of which shares of such series shall be so convertible; and

(g) the voting rights, if any, of such series; and (h) such other powers, designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereon to the extent permitted by law.

Resale of Restricted Securities under Rule 144. Rule 144 provides an exemption from registration under the Securities Act for sales by holders of “restricted securities” (i.e., securities acquired directly or indirectly from the issuer or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering) and for sales of “control securities” (i.e., securities held by affiliates, regardless of how they acquired them). The rule contains five general conditions, as summarized below:

•

Current public information. There must be adequate current public information available about the issuer. Reporting companies must have been subject to public reporting requirements for at least 90 days immediately before the Rule 144 sale and must have filed all required reports (other than Forms 8-K) during the 12 months (or shorter period that the company was subject to public reporting) before the sale. For non-reporting companies (including companies that have been subject to the public reporting requirements for less than 90 days), certain other specified public information must be available.

•

Holding period. If the issuer is, and has been for a period of at least 90 days immediately before the sale, subject to public reporting requirements, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on Rule 144.

•

Volume limitations. In any three-month period, resales may not exceed a sales volume limitation equal to the greater of (i) the average weekly trading volume for the preceding four calendar weeks, or (ii) one percent of the outstanding securities of the class.

•

Manner-of-sale requirements. Resales must be made in unsolicited “brokers’ transactions” or transactions directly with a “market maker” and must comply with other specified requirements.

•

Filing of Form 144. The seller must file a Form 144 if the amount of securities being sold in any three-month period exceeds 5,000 shares or $50,000 in aggregate sales price.

•

Non-affiliates. If the issuer is, and has been for a period of at least 90 days immediately before the sale, subject to public reporting requirements, any person who is not an affiliate of the issuer at the time of the sale, and has not been an affiliate during the preceding three months, must only comply with the current public information and holding period requirements. However the current public information requirement does not apply to restricted securities sold for the account of a person who is not an affiliate of the issuer at the time of the sale and has not been an affiliate during the preceding three months, provided a period of one year has elapsed since the later of the date the securities were acquired from the issuer or from an affiliate of the issuer.

Item 12. Indemnification of Directors and Officers.

Articles of Incorporation

The Company's Articles of Incorporation state in Paragraph 4 of Article VII, titled, "Directors", the following:

4. To the fullest extent now or hereafter permitted by applicable law, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages arising from any conduct as a director, except:

 (a) for any breach of the Director's duty of loyalty to the corporation or its shareholders;

 (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 (c) for any transaction from which the director derived an improper personal benefit; or

 (d) if required by statute, failing to meet the standards set forth in Idaho Code Section 30-1-48.

Any repeal or modification of the foregoing paragraph by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing prior to the time of such repeal or modification.

The Company's Articles of Incorporation state in Article VIII, titled, "Indemnification" the following:

This corporation shall provide any indemnification allowed by the Idaho Business Corporation Act and shall indemnify directors, officers, agents and employees as follows:

1. To the fullest extend now or hereafter permitted by applicable law, this corporation shall indemnify its officers and directors whether they are serving the corporation or, at its request, any other entity, as an officer, director or in any other capacity.

2. This corporation may indemnify other employees and agents to the extent as may be authorized by the Board of Directors or the Bylaws and be permitted by law, whether the employees and agents are serving this corporation or, at its request, any other entity.

3. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts in implementing such provisions, including, but not limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made, or such further indemnification agreements as may be permitted by law.

4. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any statute, provision or the Articles of Incorporation, Bylaws or other agreements.

5. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

By-laws

Paragraph 2.18 of the Company’s by-laws provide that any director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages arising from any conduct as a director, to the fullest extent permitted by law. The Idaho Business Corporation Act (“IBCA”) currently states that a director shall not be liable to the corporation or its shareholders for any decision to take or not to take action, or any failure to take any action, as a director unless a party asserting liability meets their burden of proof. The by-laws additionally state that if the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the IBCA, as amended.

The SEC’s Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers or controlling persons, the Company has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

Not required for Smaller Reporting Companies.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) List Financial Statements filed as a part of this Registration Statement

CONSOLIDATED FINANCIAL STATEMENTS

New Jersey Mining Company

(A Exploration Stage Company)

Table of Contents

Page

Consolidated Balance Sheets, December 31, 2013 and 2012

45

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended

December 31, 2013 and 2012 and from inception on July 18, 1996 through December 31, 2013

46

Consolidated Statement of Changes in Stockholders’ Equity for the years ended December 31,

2013 and 2012 and for the period from inception on July 18, 1996 through

December 31, 2013

47-50

Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012 and from inception on July 18, 1996 through December 31, 2013

51

Notes to Financial Statements

52-62

To the Board of Directors

New Jersey Mining Company

We have audited the accompanying consolidated balance sheets of New Jersey Mining Company (An Exploration Stage Company) (“the Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended and from inception on July 18, 1996 through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Jersey Mining Company (An Exploration Stage Company) as of December 31, 2013 and 2012, and the results of its consolidated operations and comprehensive income (loss) and cash flows for the years then ended and from inception on July 18, 1996 through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

April 2, 2014

New Jersey Mining Company (A Exploration Stage Company) Consolidated Balance Sheets December 31, 2013 and 2012
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$636,127	$9,950
Investment in marketable equity security at fair value(cost-$3,869)	9,672	20,261
Joint venture receivables	61,143	12,525
Other current assets	45,970	13,160
Inventory		19,466
Total current assets	752,912	75,362

Property, plant and equipment, net of accumulated depreciation	4,908,724	5,035,276
Mineral properties, net of accumulated amortization	540,433	710,075
Total assets	$6,202,069	$5,820,713

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,208	$47,548
Accrued payroll and related payroll expenses	22,016	6,805
Note payable related party, current	36,701	37,899
Account Payable Marathon Gold		62,500
Obligations under capital lease, current	26,367	32,009
Notes payable, current	55,663	148,834
Total current liabilities	180,955	335,595

Asset retirement obligation	10,949	9,797
Note payable related party, non-current	180,417	184,940
Obligations under capital lease, non-current		26,367
Notes payable, non-current	193,880	166,839
Total non-current liabilities	385,246	387,943

Total liabilities	566,201	723,538

Commitments (Note 4 and 6)

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; no shares issued or outstanding
Common stock, no par value, 200,000,000 shares authorized;
2013-73,760,148 and 2012-45,515,862 shares issued and outstanding	11,755,469	10,439,219
Deficit accumulated during the exploration stage	(9,302,024)	(8,509,851)
Accumulated other comprehensive income:
Unrealized gain on marketable equity security	5,803	16,392
Total New Jersey Mining Company stockholders’ equity	2,459,248	1,945,760
Non-controlling interest in New Jersey Mill Joint Venture	3,176,620	3,151,415
Total stockholders' equity	5,635,868	5,097,175
Total liabilities and stockholders’ equity	$6,202,069	$5,820,713

The accompanying notes are an integral part of these consolidated financial statements.

New Jersey Mining Company

(A Exploration Stage Company)

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Years Ended December 31, 2013 and 2012, And from Inception (July 18, 1996) through December 31, 2013

				From Inception
				(July 18, 1996)
	December 31,			Through
	2013		2012	December 31, 2013
Income earned during the exploration stage
Sales of gold	$21,049	$		$458,171
Sales of concentrate				601,168
Drilling and exploration contract income			769,084	2,371,344
Joint venture management fee income	8,890		45,341	133,263
Contract milling income	83,762		21,174	104,936
Engineering services income			68,700	232,522
Total income earned during the exploration stage	113,701		904,299	3,901,404

Costs and expenses:
Contract milling costs	82,544		15,499	1,431,252
Drilling and exploration contract expense	154		348,391	1,198,090
Engineering services expense			19,500	71,591
Management	38,556		55,052	2,010,147
Exploration	173,794		1,046	2,593,922
Net loss (gain) on sale of or abandonment of mineral property	109,000			(172,398)
Write down of mineral property	324,142			324,142
Net gain on sale of equipment	(108,208)		(9,900)	(166,101)
Depreciation and amortization	98,208		144,393	1,066,315
General and administrative expenses	184,805		241,765	3,511,586
Total operating expenses	902,995		815,746	11,868,546
Operating income (loss)	(789,924)		88,553	(7,967,142)

Other (income) expense:
Timber sales				(54,699)
Timber expense	300			14,854
Royalties and other income	(26,032)		(19,667)	(151,144)
Royalties expense				44,089
Distribution from Golden Chest LLC	(119,450			(119,450)
Gain on sale of marketable equity security				(92,269)
Interest income	(256)		(382)	(49,540)
Interest expense	55,621		21,968	169,474
Write-off of Goodwill and investment				120,950
Equity in loss of Golden Chest LLC	99,500		822,500	1,475,205
Total other (income) expense	9,683		824,419	1,357,470

Income tax (provision) benefit

Net income (loss)	(798,977)		(735,866)	(9,324,612)
Net loss attributable to non-controlling interest	6,804		12,974	22,588
Net loss attributable to New Jersey Mining Company	$792,173		$722,892	$9,302,025

Other comprehensive income (loss):
Net income (loss)	(798,977)		(735,866)	(9,324,612)
Unrealized gain (loss) on marketable equity security	(10,589)		918	5,803
Comprehensive income (loss)	(809,566)		(734,948)	(9,318,809)
Comprehensive loss attributable to non-controlling interest	6,804		12,974	22,588
Comprehensive income (loss) attributable to New Jersey Mining Company	$(802,762)		$(721,974)	$(9,296,221)

Net loss per common share-basic and diluted	$(0.02)		$(0.02)	$(0.35)

Weighted average common shares outstanding-basic and diluted	50,212,993		45,311,682	26,191,348

The accompanying notes are an integral part of these consolidated financial statements.

New Jersey Mining Company

(A Exploration Stage Company)

Consolidated Statement of Changes in Stockholders' Equity

For the Years Ended December 31, 2013, and 2012 (audited), and for the Period From Inception (July 18, 1996) Through December 31, 2013

					Accum. Other				Total
	Common stock			Accumulated	Comprehensive		Treasury	Non-controlling	Stockholders’
	Shares	Amount		Deficit	Income		Stock	Interest	Equity
Issuance of common stock for:
Assets and liabilities of New Jersey Joint Venture	10,000,000	$207,968	$			$			$207,968
Acquisition of Plainview Mining Company	1,487,748	148,000							148,000
Cash from sales	228,816	110,115							110,115
Services	14,000
Net loss				(44,174)					(44,174)
Balance, December 31, 1997	11,730,564	466,083		(44,174)					421,909
Issuance of common stock for:
Acquisition of Plainview Mining Company	1,512,252	152,000							152,000
Cash from sales	117,218	29,753							29,753
Services	18,000
Treasury stock acquired with Plainview acquisition							(136,300)		(136,300)
Net loss				(30,705)					(30,705)
Balance, December 31, 1998	13,378,034	647,836		(74,879)			(136,300)		436,657
Issuance of common stock for services	79,300	-
Net loss				(23,738)					(23,738)
Balance, December 31, 1999	13,457,334	647,836		(98,617)			(136,300)		412,919
Issuance of common stock for:
Silver Strand property	50,000	68,750							68,750
Services	62,100	4,313							4,313
Net loss				(20,492)					(20,492)
Balance, December 31, 2000	13,569,434	720,899		(119,109)			(136,300)		465,490
Issuance of common stock for:
Grenfel lease	1,000,000	100,000							100,000
Lost Eagle property	50,000	5,000							5,000
Roughwater property	255,000	25,500							25,500
Services	68,400	6,840							6,840
Net loss				(6,448)					(6,448)
Balance, December 31, 2001	14,942,834	858,239		(125,557)			(136,300)		596,382
Issuance of common stock for:
Cash	1,700,000	255,000							255,000
Services	9,835	1,475							1,475
Directors’ fees	15,000	2,250							2,250
Acquisition of Gold Run Gulch Mining Company	1,916,250	273,954							273,954
Net loss, as previously reported				(51,307)					(51,307)
Balance, December 31, 2002, as previously reported	18,583,919	1,390,918		(176,864)			(136,300)		1,077,754
Change in accounting for exploration costs				(9,883)					(9,883)
Correction of error in accounting for stock issuance costs		(25,500)		25,500
Balance, December 31, 2002, restated	18,583,919	$1,365,418		$(161,247)			$(136,300)		$1,067,871

The accompanying notes are an integral part of these consolidated financial statements.

New Jersey Mining Company

(A Exploration Stage Company)

Consolidated Statement of Changes in Stockholders' Equity, continued

For the Years Ended December 31, 2013, and 2012 (audited), and for the Period From Inception (July 18, 1996) Through December 31, 2013

					Accum. Other			Total
	Common stock		Accumulated		Comprehensive	Treasury	Non-controlling	Stockholders’
	Shares	Amount	Deficit		Income	Stock	Interest	Equity
Balance, December 31, 2002	18,583,919	$1,365,418	$(161,247)			$(136,300)		$1,067,871
Issuance of common stock for:
Exercise of stock purchase warrants	810,000	200,750						200,750
Cash, net of issuance costs	795,000	318,000						318,000
Management and directors’ fees	381,200	144,326						144,326
Equipment	5,000	3,000						3,000
Services	21,915	7,262						7,262
Exploration lease	20,000	8,000						8,000
Treasury stock cancelled	(1,947,144)	(136,300)				136,300
Net loss			(379,274)					(379,274)
Balance, December 31, 2003	18,669,890	1,910,456	(540,521)			0		1,369,935
Issuance of common stock for:
Exercise of stock purchase warrants	1,437,500	398,750						398,750
Cash	1,184,550	511,440						511,440
Management and directors’ fees	153,460	102,273						102,273
Equipment	28,650	16,476						16,476
Services	26,750	14,550						14,550
Exploration lease	20,000	12,000						12,000
Net loss			(922,555)					(922,555)
Balance, December 31, 2004	21,520,800	2,965,945	(1,463,076)			0		1,502,869
Issuance of common stock for:
Cash	309,100	125,000						125,000
Exercise of stock purchase warrants	195,250	78,100						78,100
Management and directors’ fees	334,275	132,725						132,725
Services	82,170	37,826						37,826
Exploration and lease	149,400	74,321						74,321
Equipment	11,500	4,700						4,700
Value of shares issued in prior years		24,050						24,050
Net loss			(590,485)					(590,485)
Balance, December 31, 2005	22,602,495	3,442,667	(2,053,561)			0		1,389,106
Issuance of common stock for:
Cash	4,521,250	1,368,500		$				1,368,500
Management and directors’ fees	236,480	127,063						127,063
Services	162,860	56,137						56,137
Exploration	10,000	5,750						5,750
Lease	30,000	15,000						15,000
Equipment	23,400	12,200						12,200
Unrealized gain in marketable equity security			(991,602)		911,250			911,250
Net loss			(3,045,163)					(991,602)
Balance, December 31, 2006	27,586,485	5,027,317	(991,602)		911,250	$0		$2,893,404

The accompanying notes are an integral part of these consolidated financial statements.

New Jersey Mining Company

(A Exploration Stage Company)

Consolidated Statement of Changes in Stockholders' Equity, continued

For the Years Ended December 31, 2013, and 2012 (audited), and for the Period From Inception (July 18, 1996) Through December 31, 2013

				Accum. Other			Total
	Common stock		Accumulated	Comprehensive	Treasury	Non-controlling	Stockholders’
	Shares	Amount	Deficit	Income	Stock	Interest	Equity

Balance, December 31, 2006	27,586,485	$5,027,317	$(3,045,163)	$911,250	$0		$2,893,404
Issuance of common stock for:
Cash	4,014,761	1,533,319					1,533,319
Exercise of warrants	200,000	120,000					120,000
Management and directors fees	274,386	142,500					142,500
Services	52,104	27,157					27,157
Exploration	52,200	32,560					32,560
Mineral property agreement	60,000	30,000					30,000
Property, plant and equipment	20,756	10,239					10,239
Accounts payable	30,500	12,205					12,205
Unrealized gain (loss) in marketable equity security				(525,909)			(525,909)
Net loss			(1,453,268)				(1,453,268)
Balance, December 31, 2007	32,291,192	6,935,297	(4,498,431)	385,341	0		2,822,207
Issuance of common stock for:
Cash	2,400	950					950
Exercise of warrants	4,350,000	1,740,000					1,740,000
Management and directors fees	318,700	108,000					108,000
Services	74,000	32,000					32,000
Exploration	35,100	15,390					15,390
Mineral property agreement	75,000	21,000					21,000
Property, plant and equipment	14,000	5,600					5,600
Unrealized gain (loss) in marketable equity security				(375,544)			(375,544)
Net loss			(1,423,829)				(1,423,829)
Balance, December 31, 2008	37,160,392	8,858,237	(5,922,260)	9,797	0		2,945,774
Issuance of common stock for:
Cash	138,000	34,500					34,500
Management and directors fees	1,139,320	334,298					334,298
Services	125,520	29,098					29,098
Exploration	50,000	11,250					11,250
Mineral property agreement	72,000	18,000					18,000
Unrealized gain (loss) in marketable equity security				7,999			7,999
Net loss			(850,786)				(850,786)
Balance, December 31, 2009	38,685,232	$9,285,383	$(6,773,046)	$17,796	$0		$2,530,133

The accompanying notes are an integral part of these consolidated financial statements.

New Jersey Mining Company

(A Exploration Stage Company)

Consolidated Statement of Changes in Stockholders' Equity, continued

For the Years Ended December 31, 2013, and 2012 (audited), and for the Period From Inception (July 18, 1996) Through December 31, 2013

				Accum. Other			Total
	Common stock		Accumulated	Comprehensive	Treasury	Non-controlling	Stockholders’
	Shares	Amount	Deficit	Income	Stock	Interest	Equity
Balance, December 31, 2009	38,685,232	$9,285,383	$(6,773,046)	$17,796	$0		$2,530,133
Issuance of common stock for:
Cash	5,820,530	980,160					980,160
Exercise of warrants	206,500	33,936					33,936
Management and director's fees	150,000	30,000					30,000
Services	81,000	17,425					17,425
Mineral property agreement	72,000	18,000					18,000
Accounts payable	2,600	525					525
Unrealized gain (loss) in marketable equity security				(2,321)			(2,321)
Net loss			(540,828)				(540,828)
Balance, December 31, 2010	45,017,862	10,365,429	(7,313,874)	15,475	0		3,067,030
Contributions from non-controlling interest
in Mill Joint Venture						$2,214,436	2,214,436
Issuance of common stock for:
Cash	22,800	5,000					5,000
Management and director's fees	150,000	30,000					30,000
Services	80,200	16,040					16,040
Exploration	5,000	1,000					1,000
Accounts payable	30,000	6,000					6,000
Net loss attributable to non-controlling interest						(2,810)	(2,810)
Net loss attributable to The Company-Restated Note-8			(473,085)				(473,085)
Balance, December 31, 2011, Restated Note-8	45,305,862	10,423,469	(7,786,959)	15,475	0	2,211,626	4,863,611
Contributions from non-controlling interest
In Mill Joint Venture						952,763	952,763
Issuance of common stock for:
Management and directors fees	150,000	9,750					9,750
Mineral property agreement	60,000	6,000					6,000
Unrealized gain (loss) in marketable equity security				917			917
Net loss attributable to non-controlling interest						(12,974)	(12,974)
Net income			(722,892)				(722,892)
Balance, December 31, 2012	45,515,862	$10,439,219	$(8,509,851)	$16,392	$0	$3,151,415	$5,097,175
Contributions from non-controlling interest in Mill JV						32,009	32,009
Issuance of common stock and warrants for:
Cash, net of offering costs	22,200,000	1,000,000
Management and director's fees	150,000	7,250
Exploration	714,286	50,000
Mineral property agreement	5,180,000	259,000
Unrealized gain (loss) in marketable equity security				(10,589)
Net loss attributable to non-controlling interest						(6,804)	(6,804)
Net loss attributable to the Company			(792,173)				(792,173)
Balance, December 31, 2013	73,760,148	$11,755,469	$(9,302,024)	$5,803	$0	$3,176,620	$5,635,868

The accompanying notes are an integral part of these consolidated financial statements.

New Jersey Mining Company

(A Exploration Stage Company)

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012, And from Inception (July 18, 1996) through December 31, 2013

			From Inception
			(July 18, 1996)
	December 31,		Through
	2013	2012	December 31, 2013
Cash flows from operating activities:
Net loss	$(798,977)	$(735,866)	$(9,324,612)
Adjustments to reconcile net loss to net cash provided
(used) by operating activities:
Depreciation and amortization	98,208	144,393	1,066,315
(Gain) loss on sale of equipment	(108,208)	(9,900)	(154,829)
Write down of goodwill, investment, and mineral property	433,142		554,092
Gain on sale of mineral property			(281,334)
Gain on sale of marketable equity security			(92,269)
Accretion of asset retirement obligation	1,152	1,152	10,111
Equity in loss of Golden Chest LLC	99,500	822,500	1,475,206
Common stock issued for:
Management and directors’ fees	7,250	9,750	1,186,335
Services and other			255,874
Exploration expense	50,000		161,521
Change in:
Deposits		44,280
Joint venture receivables	(48,619)	119,192	(61,143)
Other current assets	(32,810)	42,283	(45,969)
Inventory	19,464	(1,053)
Other assets			(778)
Accounts payable	(7,336)	(74,511)	55,956
Accrued payroll and related payroll expense	15,209	(47,563)	22,011
Account payable Marathon Gold	(62,500)	62,500
Accrued reclamation costs			(1,443)
Net cash provided (used) by operating activities	(334,525)	377,157	(5,174,956

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,084)	(1,086,034)	(4,448,661)
Purchase of mineral property	(4,500)	(4,500)	(12,904
Proceeds from sale of mineral property	24,000		584,000
Contributions to Golden Chest LLC	(99,500)	(822,500)	(922,000)
Proceeds from sale of equipment	112,000	9,900	171,074
Redemption (purchase) of reclamation bonds			(120,500)
Purchase of marketable equity security			(7,500)
Proceeds from sales of marketable equity securities			95,901
Cash of acquired companies			38,269
Deferral of development costs			(759,209)
Net cash provided (used) by investing activities	21,916	(1,903,134)	(5,381,530)

Cash flows from financing activities:
Exercise of stock purchase warrants			2,571,536
Sales of common stock and warrants, net of issuance costs	1,000,000		6,246,236
Payments on capital lease	(32,009)	(30,156)	(274,672)
Principal payments on notes payable	(55,492)	(94,841)	(640,644)
Principal payments on note and other payables, related party, net	(5,722)	95,171	90,949
Contributions from non-controlling equity interest in Mill JV	32,009	952,764	3,199,208
Net cash provided by financing activities	938,786	922,938	11,192,613
Net change in cash and cash equivalents	626,177	(603,039)	636,127
Cash and cash equivalents, beginning of period	9,950	612,989	0
Cash and cash equivalents, end of period	$636,127	$9,950	$636,127

Supplemental disclosure of cash flow information
Interest paid in cash, net of amount capitalized	$55,621	$21,967	$157,455

Non-cash investing and financing activities:
Common stock issued for:
Property, plant and equipment			$50,365
Mineral properties agreement	$259,000	$6,000	$616,600
Payment of accounts payable			$18,730
Acquisitions of companies, excluding cash			$743,653
Capital lease obligation incurred for equipment acquired			$275,838
Notes payable for property and equipment acquired			$884,397
Mineral property transferred to Golden Chest LLC			$553,205
Debt relieved from sale of equipment	$10,636		$13,421
Related party note payable for property acquired		$223,807	$223,807)

The accompanying notes are an integral part of these consolidated financial statements.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

1.

Description of Business

New Jersey Mining Company (“the Company”) was incorporated as an Idaho corporation on July 18, 1996. The Company's primary business is exploring for and developing gold, silver, and base metal mineral resources in the Greater Coeur d’Alene Mining District of North Idaho and extending into Western Montana. The Company also performs contract milling, drilling and exploration activities, and provides engineering services.

The Company has started minor production from high grade reserves located near the surface with the strategy to generate cash to be used for additional exploration to discover major mineral resources on its properties. The Company has not yet developed sufficient reserves to justify investment in a major mine, thus it remains in the exploration stage.

2.

Summary of Significant Accounting Policies

Exploration Stage Enterprise

The Company's consolidated financial statements are prepared in accordance with accounting guidance for exploration stage entities as it devotes substantially all of its efforts to acquiring and developing mining interests that will eventually provide sufficient net profits to sustain the Company’s existence. Until such interests are engaged in major commercial production, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage. In conjunction with exploration stage disclosure requirements, inception to date figures are included in the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the company and its partially-owned New Jersey Mill Joint Venture after elimination of the intercompany accounts and transactions. The minority interest in the joint venture held by United Mine Services is represented as non-controlling interest.

Accounting for Investments in Joint Ventures

For joint ventures where the Company holds more than 50% of the voting interest and has significant influence, the joint venture is consolidated with the presentation of noncontrolling interest. In determining whether significant influence exists, the Company considers its participation in policy-making decisions and its representation on the venture’s management committee.

For joint ventures in which the Company does not have joint control or significant influence, the cost method is used. Under the cost method, these investments are carried at the lower of cost or fair value. For those joint ventures in which there is joint control between the parties, the equity method is utilized whereby the Company’s share of the ventures’ earnings and losses is included in the statement of operations as earnings in joint ventures and its investments therein are adjusted by a similar amount.

At December 31, 2013 and December 31, 2012, the Company’s percentage ownership and method of accounting for each joint venture is as follows:

	December 31, 2013			December 31, 2012
Joint Venture	% Ownership	Significant Influence?	Accounting Method	% Ownership	Significant Influence?	Accounting Method
New Jersey Mill Joint Venture	65%	Yes	Consolidated	65%	Yes	Consolidated
Golden Chest LLC	48%	No	Cost	50%	Yes	Equity

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

2.

Summary of Significant Accounting Policies, continued:

Noncontrolling Interests in Consolidated Financial Statements

The Company follows the changes issued by the Accounting Standards Codification (“ASC”) which establish accounting and reporting standards pertaining to (i) ownership interests in subsidiaries held by parties other than the parent, (ii) the amount of net income attributable to the parent and to the noncontrolling interest, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. For presentation and disclosure purposes, the guidance requires noncontrolling interests to be classified as a separate component of equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes for items such as depreciation lives and methods, potential impairment of long-lived assets, deferred income taxes, estimation of asset retirement obligations and reclamation liabilities. Actual results could differ from those estimates.

Revenue Recognition

As an exploration stage company, the Company's revenue from operations is referred to as income earned during the exploration stage. Revenue is recognized when title and risk of ownership of metals or metal bearing concentrate have passed and collection is reasonably assured. Revenue from the sale of metals may be subject to adjustment upon final settlement of estimated metal prices, weights and assays, and are recorded as adjustments to revenue in the period of final settlement of prices, weights and assays; such adjustments are typically not material in relation to the initial invoice amounts. Revenue from harvest of raw timber is recognized when a contract has been established, the timber has been shipped, and payment is deemed probable. These sales of timber found on the Company’s mineral properties are not a part of normal operations. Revenue received from drilling and exploration contracts with third parties is recognized when the contract has been established, the services are rendered and collection of payment is deemed probable. These services are not a part of normal operations. Income received as the operator of the Company's joint ventures is recognized in the months during which those operations occur. Revenue received from engineering services provided is recognized when services are rendered and collection of payment is deemed probable. These services are not a part of normal operations. Revenues from mill operations and custom milling are recognized in the period in which the milling is performed and collection of payment is deemed probable.

Inventory

Dore' and concentrate inventories at hand at period end are stated at the lower of average cost incurred or net realizable value.

Income Taxes

Income taxes are accounted for under the liability method. Under this method deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are expected to be paid or recovered. A valuation allowance is recorded to reduce the deferred tax assets, if there is uncertainty regarding their realization.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

2.

Summary of Significant Accounting Policies, continued:

Fair Values of Financial Instruments

Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC prioritizes the inputs into three levels that may be used to measure fair value:

•

Level 1: Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•

Level 2: Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•

Level 3: Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The table below sets forth our financial assets that were accounted for at fair value at December 31, 2013 and 2012, and their respective hierarchy level. We had no other assets or liabilities accounted for at fair value at December 31, 2013 or 2012.

	Balance at December 31, 2013	Balance at December 31, 2012	Hierarchy Level
Investments in marketable equity securities	$9,672	$20,261	Level 1

The carrying amounts of financial instruments including cash and cash equivalents, reclamation bonds, note payable to related party, obligations under capital lease and notes payable approximate their fair values.

Investment in Marketable Equity Securities

Marketable equity securities are classified as available for sale and are valued at the market price. Realized gains and losses on the sale of securities are recognized on a specific identification basis. Unrealized gains and losses are included as a component of accumulated other comprehensive income (loss), unless an other than temporary impairment in value has occurred, which would then be charged to current period net income (loss).

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing the net amount by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For the years ended December 31, 2013 and 2012, the effect of the Company’s potential issuance of shares from the exercise of 11,000,000 and 5,961,550 warrants, respectively, would have been anti-dilutive. Accordingly, only basic net loss per share has been presented. Outstanding warrants are discussed in detail in Note 9 of the financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the 2013 financial statement presentation. Reclassifications had no effect on net loss, stockholders' equity, or cash flows as previously reported.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

2.

Summary of Significant Accounting Policies, continued:

Cash and Cash Equivalents

The Company considers cash in banks and other deposits with an original maturity of three months or less when purchased to be cash and cash equivalents.

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of cost or estimated net realizable value. Depreciation and amortization are based on the estimated useful lives of the assets and are computed using straight-line or units-of-production methods. The expected useful life of most of the Company’s buildings is up to 50 years and equipment life expectancy ranges between 2 and 10 years. When assets are retired or sold, the costs and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in operations.

Mineral Properties

Significant payments related to the acquisition of mineral properties, mineral rights, and mineral leases are capitalized.

If a commercially mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on proven and probable reserves. If no commercially mineable ore body is discovered, or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

Mine Exploration and Development Costs

The Company expenses exploration costs as such in the period they occur. Mine development costs are capitalized as deferred development costs after proven and probable reserves have been identified. Interest costs incurred during a mine's development stage are capitalized. Amortization is calculated using the units-of-production method over the expected life of the operation based on the estimated recoverable mineral ounces.

Claim Fees

Unpatented claim fees paid at time of staking are expensed when incurred. Recurring renewal fees which are paid annually are recorded as prepaid and expensed over the course of the year.

Impairment of Properties

The Company evaluates the carrying amounts of its mineral properties, including deferred development costs, for impairment whenever events and circumstances indicate the carrying value may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. Estimated undiscounted future net cash flows from each mineral property are calculated using estimated future production, three year average metals prices, operating capital and costs, and reclamations costs. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. The Company’s estimates of future cash flows are subject to risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the expected recoverability of the Company’s investments in mineral properties.

Property Evaluations

The Company evaluates the carrying amounts of its mineral properties, including deferred development costs, for impairment whenever events and circumstances indicate the carrying value may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. Estimated undiscounted future net cash flows from each mineral property are calculated using estimated future production, three year average metals prices, operating capital and costs, and reclamations costs. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. The Company’s estimates of future cash flows are subject to risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the expected recoverability of the Company’s investments in mineral properties.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

2.

Summary of Significant Accounting Policies, continued:

Asset Retirement Obligations and Remediation Costs

Mineral properties are subject to standards for mine reclamation that have been established by various governmental agencies. Asset retirement obligations are related to the retirement of the mine, if a reasonable estimate of fair value can be determined. These obligations are initially measured at fair value with the resulting cost capitalized at the present value of estimated reclamation costs. An asset and a related liability are recorded for the present value of these costs. The liability is accreted and the asset amortized over the life of the related asset. Adjustments are made for changes resulting from either the timing or amount of the original present value estimate underlying the obligation. If there is an impairment to an asset’s carrying value and a decision is made to permanently close the property, changes to the liability are recognized and charged to the provision for closed operations and environmental matters.

Reclamation Bonds

Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. There is currently no balance being carried for any reclamation bonds.

Share Based Compensation or Payments

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the consideration received or the fair value of the common stock issued, whichever is more reliably measurable.

3.

Property, Plant and Equipment

Property, plant and equipment at December 31, 2013 and 2012, consisted of the following:

	2013	2012
Mill land	$225,289	$225,289
Mill building	522,786	522,786
Milling equipment	3,716,011	3,716,011
	4,464,086	4,464,086
Less accumulated depreciation	(144,236)	(119,375)
Total mill	4,319,850	4,344,711
Building and equipment at cost	495,037	739,437
Less accumulated depreciation	(348,021)	(514,729)
Total building and equipment	147,016	224,708
Land	441,858	465,857
Total	$4,908,724	$5,035,276

During the year ended December 31, 2012 $14,932 in interest was capitalized in conjunction with the mill expansion project. See note 7 No interest was capitalized in 2013

During the year ended December 31, 2013 the Company sold a drill and an excavator with a total cost basis of $240,055 for $112,000. Since both pieces of equipment were fully depreciated at the time of sale, a gain on sale of equipment of $112,000 was recorded in the consolidated statement of operations.

During the year ended December 31, 2012, a lease agreement was entered into with Hecla Mining Company on the Company’s Little Baldy land holding. Under the agreement, Hecla is paying $24,000 per year to the Company for the option to obtain the claim interests. The Company has recorded these farm-out receipts as a reduction in the carrying value of the land for the years ended December 31, 2012 and 2013.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

3.

Property, Plant and Equipment, continued

For years ended December 31, 2013 and 2012, milling and other equipment include assets under capital lease amounting to $91,625. The lease is being amortized over its terms. Accumulated amortization at December 31, 2013 and 2012 was $65,258 and $33,249, respectively. At December 31, 2013, the estimated future minimum lease payments under capital leases were as follows:

Year ending December 31, 2014	$27,566
Total	27,566
Less: Amounts representing interest costs	(1,199)
Net present values	26,367
Less: Capital lease obligations-current portion	(26,367)
Long-term capital lease obligations	$0

4.

Notes Payable

At December 31, 2013 and 2012, notes payable are as follows:

	2013	2012
2011 Dodge pickup 36 month note payable, 0.00% interest rate, collateralized by
pickup, monthly payments of $740	$1,479	$10,350
2005 Dodge Pickup 48 month note payable, 8.04% interest rate payable monthly,
collateralized by pickup, monthly payments of $420		11,669
Hagby Diamond Drill 36 month note payable, 6.9% interest rate payable monthly, collateralized by drill and guaranteed by former President Fred Brackebusch and
Vice President Grant Brackebusch, monthly payments of $3,962	83,344	112,899
Property with shop 36 month note payable, 4.91% interest rate payable monthly, remaining
principal of note due in one payment at end of term, monthly payments of $474	49,800	53,021
Property 39 month note payable, 5.0% interest rate payable monthly, collateralized
by property, monthly payments of $1,000	5,997	17,386
Property 120 month note payable, 11.0% interest rate payable monthly, remaining principal of note due in one payment at end of term, collateralized by property,
monthly payments of $1,122	108,923	110,348
Total notes payable	249,543	315,673
Due within one year	55,663	148,834
Due after one year	$193,880	$166,839

Maturities of debt outstanding at December 31, 2013 are as follows:

2014	55,663
2015	45,592
2016	44,704
2017	2,207
2018	2,462
Thereafter	98,915
Total	$ 249,543

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

5.

Mineral Properties

Mineral properties and deferred development costs are as follows:

	December 31,
	2013	2012
New Jersey	$271,340	$604,792
McKinley	250,000
Silver Button/Roughwater	25,500	25,500
Toboggan	5,000	5,000
Revett Niagara		47,000
Copper Camp		48,500
Less Accumulated Amortization	(11,407)	(20,717)
Total	$540,433	$710,075

New Jersey

The New Jersey property is located at the New Jersey Mine area of interest and consists of 62 acres of patented mining claims, mineral rights to 108 acres of fee land, and approximately 130 acres of unpatented mining claims. The Coleman property was acquired in October 2002. At December 31, 2013 and 2012 the balance includes asset retirement costs of $6,340.A reassessment of the Grenfel/Coleman mineral property carrying was done based on the current gold price and resulted in a write down of the property carrying value from $584,075 to $259,933. The related expense was recognized on the Statement of Operations and Comprehensive Loss as write down of mineral property.

McKinley

In December of 2013 the Company acquired Idaho Champion Resources, LLC (“ICR”) for 5,000,000 shares of the Companies stock at a fair value of $0.05 per share. ICR is the lessee of several mines, which the Company refers to as the “McKinley Project”. John Swallow, NJMC’s President owned 27% of ICR. The McKinley Project is an exclusive exploration and mining lease which covers several historic mines and prospects, including the McKinley Mine, Ibex Mine, and Big Easy Mine, on private land located in central Idaho near the town of Lucile. NJMC has received all rights and agreements, intellectual property, historic and recent due diligence, surveys and maps, along with a 12-month option to purchase the historic McKinley Mine, located on 62 acres within the overall land package.

Silver Button/Roughwater

The Silver Button claim is the remaining property of the ten claims acquired from Roughwater Mining Company. During 2005, the other nine Roughwater unpatented claims were dropped. In 2001, the Company purchased the property through the issuance of 255,000 shares of its common stock to Roughwater Mining Company. The shares were valued at $0.10 per share, for a total acquisition cost of $25,500.

Toboggan

Toboggan is a gold and silver exploration project consisting of five claims covering 100 acres of federal land administered by the U.S. Forest Service. In 2001, the Company issued 50,000 shares of stock to an individual to acquire the property. The shares were valued at $0.10 per share for a total acquisition cost of $5,000.

Revett Niagara/Copper Camp

The Company had a mining agreement for Revett Niagara and an exploration agreement with the option to convert to a mining agreement for Copper Camp with Revett Metals Associates (RMA) for 18 unpatented claims. During the first and second quarters of 2013, the Company issued a total of $9,000 in common stock to RMA for lease payments due on the properties. Lease payments were not paid during the third and fourth quarters, and in 2013 December 2013 the Company quit claimed the Niagara/Copper Camp properties back to RMA and has no further interest in the properties. A loss on abandonment of mineral property was recorded at that time for $109,000.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

6.

Asset Retirement Obligation

The Company has established asset retirement obligations associated with the ultimate closing of its properties. Below is a reconciliation as of December 31, 2013 and 2012 of the Company’s asset retirement obligations. The estimated reclamation costs were discounted using a credit adjusted, risk-free interest rate of 5.6%.

	2013	2012
Balances at January 1	9,797	8,645
Accretion expense	1,152	1,152
Balances at December 31	10,949	9,797

7.

Mining and Milling Venture Agreements

Golden Chest LLC ("GC")

In December of 2010, a limited liability company (LLC) was formed between the Company and Marathon Gold USA (MUSA). MUSA's contribution to GC was $4,000,000 paid in installments ending on November 30, 2011. The Company contributed to GC all of its interests in the Golden Chest mine, including unpatented claims and some mining equipment. At inception, GC purchased the patented mining claims for $3.75 million with $500,000 paid at closing in December 2010 and the remainder due under a Promissory Note and Mortgage at the rate of $500,000 per year with quarterly payments and the $250,000 balance due in the seventh and final year. The note is collateralized by a first mortgage on the mine as security for future payments owing. Funding for the exploration and drilling activities in 2011 was paid by Marathon's buy-in funds. Funding in 2012 and future funding for the venture is being paid by each partner at a percentage equal to their ownership which in 2012 and through June of 2013 was 50 percent per partner. In May and June of 2013, the Company elected not to participate in some funding calls resulting in dilution of its share. During the year ended December 31, 2012 the Company began accounting for the GC Joint Venture using the equity method because significant influence was obtained during the year. After dilution of its share in 2013, significant influence was no longer possessed and accounting for the Joint Venture reverted back to the cost method.

On September 3, 2013 the GC signed a lease agreement with Juniper Resources, LLC (Juniper) of Boise, Idaho for a defined portion of the Golden Chest mine property, (a 400 meter strike length along the Idaho vein below the No. 3 Level). The lease with Juniper calls for an initial payment of $50,000 to GC, which was paid, and a work requirement of 1,500 to 3,000 meters of core drilling which has also been completed. Juniper signed the lease and made a payment of $200,000 to GC at the end of November 2013. Juniper is required to make land payments of $125,000 per quarter on the promissory note on behalf of GC. Additionally, Juniper will pay a 2% net smelter royalty to GC on all gold production from the leased area with the $250,000 initial payments treated as an advance on this royalty. The lease has a term of 39 months.

Accounts receivable from GC are a part of normal operations which include operating costs, payroll, drilling costs, and drilling income. As of December 31, 2012, an account receivable existed with GC for $5,608 and an account payable with MUSA existed for $62,500. As of December 31, 2013 an account receivable existed with GC for $19,802. In addition, income and expense items for the twelve month period ended December 31, 2013 and 2012 related to MUSA and GC were as follows:

	2013	2012
Drilling and exploration contract income		$769,084
Joint Venture Management fees income	$8,890	$45,341
Drilling and exploration contract expense	$154	$348,391
Equity in loss of GC (through June 30, 2013	$99,500	$822,500
Distribution from GC	$119,450

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

7.

Mining and Milling Venture Agreements, continued

New Jersey Mill Venture Agreement

In January 2011, the New Jersey Mill Venture agreement was signed by the Company and United Mine Services, Inc. (UMS) relating to the New Jersey mineral processing plant. To earn a 35 percent interest in the venture, UMS provided $3.2 million funding to expand the processing plant to 15 tonnes/hr. The Company is the operator of the venture and charges operating costs to UMS for milling its ore up to 7,000 tonnes/month, retain a milling capacity of 3,000 tonnes/month, and as the operator of the venture receive a fee of $2.50/tonne milled.

Engineering services income includes engineering services provided by the Company during 2012 to UMS. Engineering services to UMS in the twelve month period ending December 31, 2012 were $68,700. As of December 31, 2013 and 2012, an account receivable existed with the Mill Joint Venture and UMS for $41,341 and $6,916 respectively.

8.

Income Taxes

The Company did not recognize a provision (benefit) for income taxes for the years ended December 31, 2013 and 2012.

At December 31, 2013 and 2012, the Company had deferred tax assets principally arising from the net operating loss carry forwards for income tax purposes multiplied by an expected rate of 40%. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to the deferred tax asset has been established at December 31, 2013 and December 31, 2012. The significant components of the deferred tax asset at December 31, 2013 and 2012 were as follows:

	December 31,	December 31,
	2013	2012
Deferred tax asset
Net operating loss carry forward	$3,546,000	$3,257,000
Exploration/development	746,000	659,000
Lease income	19,000	10,000
Total deferred tax assets	4,311,000	3,926,000
Valuation allowance	(3,778,000)	(3,568,000)
Net	533,000	358,000
Deferred tax liabilities
Property, plant, and equipment	(533,000)	(358,000)
Total deferred tax liabilities	(533,000)	(358,000)
Net deferred tax asset	$0	$0

At December 31, 2013 and 2012 the Company had net operating loss carry forwards of approximately $8,865,000 and $8,143,000 respectively for both federal and the state of Idaho, which expire in the years 2017 through 2033.

The income tax benefit shown in the financial statements for the years ended December 31, 2013 and 2012 differs from the statutory rate as follows:

	December 31, 2012	December 31, 2011
Provision (benefit) at statutory rate	$(348,000)	$(257,000)
State taxes, net of federal taxes	(37,000)	(37,000)
Effect of 2011 Revision		(235,000)
Increase (decrease) in valuation allowance	385,000	529,000
Total provision (benefit)	$0	$0

We are open to examination of our income tax filings in the United States and state jurisdictions for the 2011 through 2013 tax years. In the event that the Company is assessed penalties and or interest, penalties will be charged to other operating expense and interest will be charged to interest expense. Certain tax positions taken in the 2011 through 2013 tax years could result in minor adjustments to our exploration and development costs for tax purposes. However, these adjustments would not result in a tax provision, but only revise to the net operating loss carry forward balance.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

9.

Equity

The Company has authorized 200,000,000 shares of no par common stock at December 31, 2013 and 2012. In addition, the Company has authorized 1,000,000 shares of no par preferred stock, none of which had been issued at December 31, 2013 or 2012.

Stock Purchase Warrants Outstanding

Transactions in common stock purchase warrants for the year ended December 31, 2013 and 2012, are as follows:

	Number of	Exercise
	Warrants	Prices
Balance, December 31, 2011	6,099,550	0.30-0.40
Expired	(138,000)	0.40
Balance, December 31, 2012	5,961,550	0.30
Issued in connection with private placement	11,000,000	0.15
Expired	(5,961,550)	0.30
Balance, December 31, 2013	11,000,000	0.15

These warrants expire as follows:

Shares	Exercise Price	Expiration Date
11,000,000	$0.15	May 31, 2015

Common Stock issued for Management and Directors Fees

During 2013 and 2012 the Company issued 150,000 shares each year of its restricted common stock for management and directors fees. The Company recorded expense of $7,250 and $9,749, respectively, based upon fair value of the shares issued.

Common Stock issued For Cash

A private placement was initiated by the Company in September of 2013. Each unit consist of 1 share of the Company’s common stock and ½ purchase warrant, each full warrant exercisable for one share of the Company’s common stock at $0.15 through May 31, 2015. At closing of the private placement on October 31, 2013, 22,000,000 shares were sold for net proceeds of $990,000 after deducting 10% brokerage fees. Additionally, 200,000 shares were sold by the Company for cash at $0.05 each, resulting in net proceeds of $10,000. No shares were sold in 2012.

Common Stock Issued for Mineral Property

During 2013 and 2012 the Company issued 5,180,000 and 60,000 shares, respectively, of its common stock for mineral properties. The Company recorded $259,000 and $6,000 based upon the fair value of the shares issued.

Common Stock Issued for Services and Exploration

During 2013 the Company issued 714,286 shares of its common stock for exploration and other services rendered the Company. The Company recorded $50,000 based upon fair value of the shares issued. No shares were issued for this purpose in 2012.

New Jersey Mining Company

(An Exploration Stage Company)

Notes to Consolidated Statements

10.

Related Party Transactions

Fred Brackebusch was President, Treasurer, and a Director of the Company. He resigned all positions on August 29, 2013. Grant Brackebusch, Fred Brackebusch's son, is the Vice-President and a Director of the Company. Grant Brackebusch's wife, Tina Brackebusch, was the Company's Corporate Secretary prior to August 29, 2013. Fred Brackebusch and Grant Brackebusch own 89.6% and 10.4%, respectively of Mine Systems Design, Inc. ("MSD"), a firm that has various related party transactions with the Company.

The Company had the following transactions with related parties:

•

During 2013 and 2012, the Company issued 125,000 shares, of its common stock to members of the Board of Directors for their services as directors. These stock awards were recorded as directors' fees of $6,250 and $8,125 respectively, based upon the fair value of the shares issued. Fred and Grant Brackebusch each received 25,000 shares in 2012 and 2013, valued at between $0.04 and $0.065 per share. In 2012 the shares were valued at $1,625 each. In 2013 Fred Brackebusch’s shares were valued at $1,000 and Grant Brackebusch’s shares were valued at $2,250 as Directors of the Company. In 2012 and 2013 Tina Brackebusch received 25,000 shares as Corporate Secretary. These shares were valued $1,625 and $1,000, respectively.

•

In August 2012 the Company was extended a 48 month note payable by MSD at 12% interest for $223,806 to purchase property which had a total purchase price of $230,449. As of December 31, 2013 $215,368 of this note remained with $34,951 in principle payable within 1 year and the remaining $180,417 due after one year as follows: 2015-$39,384 2016-44,378, 2017-$50,007, 2018-$46,648. Monthly payments are $4,910.

•

In December of 2013 the Company issued 5,000,000 shares of its common stock to an entity partially owned by John Swallow, our President, for a mineral property. The shares had a fair value at the date of issuance of $250,000.

11.

Investment in Marketable Security

In 2006, the Company purchased 1,875,000 common shares of Gold Crest Mines Inc for $7,500. No shares were sold in 2013 or 2012.

At December 31, 2013, the Company held 967,180 of these shares with a market value of $0.01 per share, for a total fair value of $9,672. At December 31, 2013, the excess market value of $5,803 over the $3,869 remaining cost basis of the shares was recognized as accumulated other comprehensive income in the equity section of the Company’s balance sheet.

12.

Subsequent Events

During the first quarter of 2014, the Company offered and sold Unit securities through a Regulation D, Rule 506(b) private placement realizing net proceeds of $405,000. The offering was conducted by a licensed broker dealer and the subscribers were all “accredited investors”. Each unit consisted of two shares of the Company’s common stock and one purchase warrant. Each warrant is exercisable for one share of the Company’s common stock at $0.15 per share through March 4, 2017. The Company sold 3,000,000 Unit securities priced at $0.15 per Unit.

(b)

Exhibit Table

Exhibit Number	Description of Exhibit
3.0*	Articles of Incorporation of New Jersey Mining Company filed July 18, 1996
3.1*	Articles of Amendment filed September 29, 2003
3.2*	Articles of Amendment filed November 10, 2011
3.3*	Bylaws of New Jersey Mining Company
10.1*	Venture Agreement with United Mine Services, Inc. dated January 7, 2011.
10.2*	Mining Lease with Juniper Resources, LLC dated September 3, 2013
10.3*	Exchange Agreement with Idaho Champion Resources, LLC dated December 31, 2013
10.4*	Second Amendment to Sale Agreement, Amendment to Lease Agreement, Release of Mortgage and Quitclaim Deed - Metaline Contact Mines and Beasley dated October 15, 2013.
10.5*	Idaho Champion Resources Lease with Cox dated September 4, 2013
10.6*	Memorandum of Understanding and Option to Purchase McKinley Mine dated November 18, 2013.
10.7**	Rupp Mining Lease dated May 3, 2013
10.8**	Mining Lease with Hecla Silver Valley, Inc. Little Baldy prospect dated September 12, 2012
14***	Code of Ethical Conduct.
21***	Subsidiaries of the Registrant

*

Filed with the Registrant’s Form 10/A on June 4, 2014.

**

Filed herewith.

***

Filed with the Registrant’s Form 10 on February 24, 2014

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

New Jersey Mining Company

July 2, 2014

/s/ John Swallow

Dated:________________________

_______________________________________

By: John Swallow

Its: President

/s/ Delbert Steiner

_______________________________________

By: Delbert Steiner

Its: Chief Executive Officer